As filed with the Securities and Exchange Commission on April 29, 1999

                                                              File No. 811-8502

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                   FORM N-1A

                             REGISTRATION STATEMENT

                                     UNDER

                       THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 5


                            THE PREMIUM PORTFOLIOS*
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

       ELIZABETHAN SQUARE, GEORGE TOWN, GRAND CAYMAN, CAYMAN ISLANDS, BWI
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                 (345) 945-1824

               SUSAN JAKUBOSKI, ELIZABETHAN SQUARE, GEORGE TOWN,
                       GRAND CAYMAN, CAYMAN ISLANDS, BWI
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                    COPY TO:
                                ROGER P. JOSEPH
                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                                BOSTON, MA 02110

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* Relates only to Balanced Portfolio.


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                                EXPLANATORY NOTE


     The Premium Portfolios has filed this Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940. However, beneficial interests in Balanced Portfolio are not being registered under the Securities Act of 1933, since such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act may make investments in the Portfolio. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Portfolio.

                                     PART A


Responses to Items 1, 2, 3, 5 and 9 have been omitted pursuant to General Instruction B.2(b) of Form N-1A.

Item 4. Investment Objectives, Principal Investment Strategies, and Related
Risks.

PORTFOLIO GOALS

The goals of Balanced Portfolio are to provide high current income by investing in a broad range of securities, to preserve capital, and to provide growth potential with reduced risk.

The goals of the Portfolio may be changed without approval by the Portfolio's investors but not without written notice thereof to the Portfolio's investors at least 30 days prior to implementing the change. Of course, there can be no assurance that the Portfolio will achieve its goals.

MAIN INVESTMENT STRATEGIES

The Portfolio's principal investment strategies are the strategies that, in the opinion of Citibank, N.A., the investment adviser for the Portfolio, are most likely to achieve the Portfolio's investment goals. Of course, there can be no assurance that the Portfolio will achieve its goals. Please note that the Portfolio may also use strategies and invest in securities that are not described below but that are described in Part B to this Registration Statement. Of course, Citibank may decide, as a matter of investment strategy, not to use the investments and investment techniques described below and in Part B at any particular time. The Portfolio's strategies may be changed without investor approval.

The Portfolio invests in a broadly diversified portfolio of stocks and fixed-income securities. Under normal circumstances, about 60% of the Portfolio's total assets is invested in equity securities of large cap issuers (having market capitalizations within the top 1,000 stocks in the equity market), and at least 25% of the Portfolio's total assets are invested in fixed income investments, although the Portfolio's blend of stocks and bonds may shift from time to time to take advantage of a strong market or based on Citibank's outlook for risk and return.

Equity securities generally represent an ownership interest (or a right to acquire an ownership interest) in an issuer, and include common stocks, securities convertible into common stocks, preferred stocks, warrants for the purchase of stock and depositary receipts (receipts which represent the right to receive the securities of foreign issuers deposited in a U.S. bank, or a local branch of a foreign bank). While equity securities historically have been more volatile than fixed income securities, they historically have produced higher levels of total return.

The Portfolio's equity securities consist primarily of common stocks, but may also include securities convertible into common stocks, preferred stocks, warrants for the purchase of stock and depositary receipts. Convertible securities in the Portfolio's equity portfolio are not required to be investment grade securities.

Fixed income securities generally represent a debt obligation of an issuer, and include bonds, short-term obligations, mortgage-backed and asset-backed securities and preferred stock. Fixed income securities, in general, offer a fixed stream of cash flow. Most bond investments focus on generating income. The potential for capital appreciation is a secondary objective. The value of fixed income securities generally goes up when interest rates go down, and down when rates go up. The value of these securities also fluctuates based on other market and credit factors.

The Portfolio may invest in several types of fixed-income securities, including asset-backed and mortgage-backed securities, corporate bonds, U.S. government and government agency obligations, and notes. The Portfolio's long-term non-convertible debt securities must be investment grade when the Portfolio purchases them. Investment grade securities are those rated Baa or better by Moody's, BBB or better by Standard & Poor's, or which Citibank believes to be of comparable quality. The Portfolio intends to limit its debt securities that are rated Baa by Moody's or BBB by Standard & Poor's to less than 5% of its assets. The Portfolio may purchase fixed income securities on a "when issued" or "to be announced" basis.

The Portfolio's fixed income portfolio may include collateralized mortgage obligations, also called CMOs. The Portfolio may also purchase stripped mortgage-backed securities which represent interests in a pool of mortgage-backed securities, the cash flow of which has been separated into its interest and principal components. Interest only securities (IOs) receive the interest portion of the cash flow and principal only securities (POs) receive the principal portion.

The Portfolio may invest up to 25% of its assets in foreign equity and debt securities including depositary receipts (receipts representing the right to receive securities of foreign issuers deposited in a U.S. bank or a local branch of a foreign bank). Foreign securities may be issued by issuers in developing countries. The Portfolio may also invest in a limited amount in closed-end investment companies that invest in foreign securities.

The Portfolio invests primarily in securities with a record of earnings and dividend payments but may, from time to time, invest in securities that pay no dividends or interest.

The Portfolio generally invests in common stocks and fixed income securities for which there is a ready market. However, the Portfolio may also purchase securities which are not registered for sale to the general public, or, to a limited extent, securities that are not readily marketable.

The Portfolio may hold cash pending investment, and may invest in money market instruments, repurchase agreements and reverse repurchase agreements for cash management purposes. The Portfolio may also lend its portfolio securities or sell its securities short, as long as, in the case of a short sale, the Portfolio owns, or has the right to obtain, the securities being sold short.

DERIVATIVES. The Portfolio may use derivatives in order to protect (or "hedge") against declines in the value of securities held by the Portfolio or increases in the cost of securities to be purchased in the future. These derivatives include financial futures, options, swap agreements, forward currency exchange contracts and stock index futures. The Portfolio may also use IOs and POs, which also may be deemed to be derivatives, for non-hedging purposes, to enhance yields and price sensitivity and may use stock index futures for non-hedging purposes in order to enhance potential gain.

In some cases, the derivatives purchased by the Portfolio are standardized contracts traded on commodities exchanges or boards of trade. This means that the exchange or board of trade guarantees counterparty performance. Over-the-counter derivatives, however, are not guaranteed. Derivatives may not be available on terms that make economic sense (for example, they may be too costly).

DEFENSIVE STRATEGIES. The Portfolio may, from time to time, take temporary defensive positions that are inconsistent with the Portfolio's principal investment strategies in attempting to respond to adverse market, political or other conditions. When doing so, the Portfolio may invest without limit in high quality money market and other short-term instruments, and may not be pursuing its investment goal.

MANAGEMENT STYLE. Managers of mutual funds use different styles when selecting securities to purchase. In selecting equity securities to buy or sell for the Portfolio, Citibank uses a value-oriented approach and evaluates securities using fundamental analysis. The portfolio managers look for securities that they believe are currently undervalued relative to the company's cash flow, potential earnings prospects, growth rate and/or dividend paying ability. Citibank believes that securities of companies which are temporarily out of favor due to earnings declines, cyclical business downturns or other adverse factors may provide a higher return over time than securities or companies whose positive attributes are more accurately reflected in the security's current price.

In selecting securities to buy for the fixed income portion of the Portfolio's investment portfolio, the portfolio managers combine a "top-down" economic view with a "bottom-up" sector and company view. The portfolio managers first review the Portfolio's duration and yield curve relative to the Portfolio's fixed income benchmark. The managers next determine the sector weighting of the Portfolio. The managers then look at individual companies within those sectors or industries and select individual securities based on their relative value.

The portfolio managers use these same approaches when deciding which securities to sell. Securities are sold when the Portfolio needs cash to meet redemptions, or when the managers believe that better opportunities exist or that the security no longer fits within the managers' overall strategies for achieving the Portfolio's goals.

The Portfolio is actively managed. Although the portfolio managers attempt to minimize portfolio turnover, from time to time the Portfolio's annual portfolio turnover rate may exceed 100%. The sale of securities may produce capital gains, which, when distributed, are taxable to investors. Active trading may also increase the amount of commissions or mark-ups the Portfolio pays to brokers or dealers when it buys and sells securities. For the fiscal years ended December 31, 1997 and 1998, the Portfolio's portfolio turnover rates were 134% and 133%, respectively.

Citibank may use brokers or dealers for Portfolio transactions who also provide brokerage and research services to the Portfolio or other accounts over which Citibank exercises investment discretion. The Portfolio may "pay up" for brokerage services, meaning that it is authorized to pay a broker or dealer who provides these brokerage and research services a commission for executing a portfolio transaction which is higher than the commission another broker or dealer would have charged. However, the Portfolio will "pay up" only if Citibank determines in good faith that the higher commission is reasonable in relation to the brokerage and research services provided, viewed in terms of either the particular transaction or all of the accounts over which Citibank exercises investment discretion.

MAIN RISKS

The principal risks of investing in the Portfolio are described below:

MARKET RISK. This is the risk that the prices of securities will rise or fall due to changing economic, political or market conditions, or due to a company's individual situation. The Portfolio's net asset value will change daily as the value of its underlying securities change. This means that an investor's interest in the Portfolio may be worth more or less when the investor sells it than when the investor bought it.

EQUITY SECURITIES. Equity securities are subject to market risk that historically has resulted in greater price volatility than exhibited by fixed income securities.

VALUE INVESTING. The success of the Portfolio's investment strategy depends largely on Citibank's skill in identifying securities of companies that are in fact undervalued, but have good longer term business prospects. A security may not achieve its expected value because the circumstances causing it to be underpriced worsen (causing the security's price to decline further) or do not change or because the portfolio managers are incorrect in their determinations. In addition, the Portfolio may underperform certain other stock funds (those emphasizing growth stocks, for example) during periods when value stocks are out of favor.

INTEREST RATE RISK. In general, the prices of debt securities rise when interest rates fall, and fall when interest rates rise. Longer term obligations are usually more sensitive to interest rate changes. A change in interest rates could cause the Portfolio's net asset value to go down.

CREDIT RISK. The Portfolio invests in investment grade debt securities. It is possible that some issuers will not make payments on debt securities held by the Portfolio, causing a loss. Or, an issuer may suffer adverse changes in its financial condition that could lower the credit quality of a security, leading to greater volatility in the price of the security and in the net asset value of the Portfolio. If the credit quality of a security deteriorates below investment grade, the Portfolio may continue to hold this security, commonly known as a junk bond. The prices of lower rated securities, especially junk bonds, often are more volatile than those of higher rated securities. A change in the quality rating of a bond or other security can also affect the security's liquidity and make it more difficult for the Portfolio to sell. The lower quality debt securities in which the Portfolio may invest are more susceptible to these problems than higher quality obligations.

PREPAYMENT RISK. The issuers of debt securities held by the Portfolio may be able to prepay principal due on the securities, particularly during periods of declining interest rates. The Portfolio may not be able to reinvest that principal at attractive rates, reducing income to the Portfolio, and resulting in a loss of any premium paid. On the other hand, rising interest rates may cause prepayments to occur at slower than expected rates. This effectively lengthens the maturities of the affected securities, making them more sensitive to interest rate changes and the Portfolio's net asset value more volatile.

Mortgage-backed securities, including CMOs, are particularly susceptible to prepayment risk and their prices may be very volatile. The price of IOs, which are the interest only component of stripped mortgage-backed securities, goes down when interest rates decline and principal payments accelerate, causing a reduction in the interest payment stream. The price of POs goes down when interest rates are rising and prepayments are slower, causing the maturity of POs to lengthen.

CONVERTIBLE SECURITIES. Convertible securities, which are debt securities that may be converted into stock, are subject to the market risk of stocks, and, like other debt securities, are also subject to interest rate risk and the credit risk of their issuers. Call provisions may allow the issuer to repay the debt before it matures.

DERIVATIVES. The Portfolio's use of derivatives such as futures, stock index futures, options, swap agreements, forward currency exchange contracts, IOs and POs, particularly when used for non-hedging purposes, may be risky. This practice could result in losses that are not offset by gains on other portfolio assets, causing the Portfolio's net asset value to go down. In addition, Portfolio's ability to use derivatives successfully depends on Citibank's ability to accurately predict movements in stock prices, interest rates and other economic factors and the availability of liquid markets. If Citibank's predictions are wrong, or if the derivatives do not work as anticipated, the Portfolio could suffer greater losses than if the Portfolio had not used derivatives. If the Portfolio invests in over-the-counter derivatives, there is also the risk that a counterparty may fail to honor its contract.

LIQUIDITY RISK. Securities that are thinly traded can be difficult to sell at reasonable prices or within a short time-frame. The Portfolio could have difficulty in selling thinly traded securities if it needed to sell securities to meet redemptions. Also, if there is not an established market price for thinly traded securities, an accurate valuation of these securities may be difficult.

FOREIGN SECURITIES. Investments in foreign securities involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuers and markets are subject.

        o These risks may include expropriation of assets, confiscatory taxation, withholding taxes on dividends and interest paid on fund investments, currency exchange controls and other limitations on the use or transfer of Portfolio assets and political or social instability.

        o Foreign companies may not be subject to accounting standards or governmental supervision comparable to U.S. companies, and there may be less public information about their operations.

        o Foreign markets may be less liquid and more volatile than U.S. markets. Rapid increases in money supply may result in speculative investing, contributing to volatility. Also, equity securities may trade at price-earnings multiples that are higher than those of comparable U.S. companies, and that may not be sustainable. As a result, there may be rapid changes in the value of foreign securities.

        o Foreign markets may offer less protection to investors. Enforcing legal rights may be difficult, costly and slow. There may be special problems enforcing claims against foreign governments.

        o Since foreign securities often trade in currencies other than the U.S. dollar, changes in currency exchange rates will affect the Portfolio's net asset value, the value of dividends and interest earned, and gains and losses realized on the sale of securities. An increase in the U.S. dollar relative to these other currencies will adversely affect the value of the Portfolio. In addition, some foreign currency values may be volatile and there is the possibility of governmental controls on currency exchanges or governmental intervention in currency markets. Controls or intervention could limit or prevent the Portfolio from realizing value in U.S. dollars from its investment in foreign securities. The Portfolio may also be adversely affected by the introduction of the euro.

        o The Portfolio may invest in issuers located in emerging, or developing, markets.

            o Emerging or developing countries are generally defined as countries in the initial stages of their industrialization cycles with low per capita income.

            o All of the risks of investing in foreign securities are heightened by investing in developing countries.

            o The markets of developing countries have been more volatile than the markets of developed countries with more mature economies.

YEAR 2000. The Portfolio could be adversely affected if the computer systems used by the Portfolio or its service providers are not programmed to accurately process information on or after January 1, 2000. The Portfolio, and its service providers, are making efforts to resolve any potential Year 2000 problems. While it is likely these efforts will be successful, the failure to implement any necessary modifications could have an adverse impact on the Portfolio. The Portfolio also could be adversely affected if the issuers of securities held by the Portfolio do not solve their Year 2000 problems, or if it costs them large amounts of money to solve these problems. Because the Portfolio may invest in foreign securities, it may be particularly susceptible to these potential Year 2000 problems.

PLEASE NOTE THAT AN INVESTMENT IN THE PORTFOLIO IS NOT A DEPOSIT OF CITIBANK AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Item 6.  Management, Organization and Capital Structure.

INVESTMENT MANAGERS

The Portfolio draws on the strength and experience of Citibank. Citibank is the investment manager of the Portfolio, and subject to policies set by the Portfolio's Trustees, Citibank makes investment decisions. Citibank has been managing money since 1822. With its affiliates, it currently manages more than $327 billion in assets worldwide.

Citibank, with headquarters at 153 East 53rd Street, New York, New York, is a wholly-owned subsidiary of Citigroup Inc. Citigroup Inc. was formed as a result of the merger of Citicorp and Travelers Group, Inc., which was completed on October 8, 1998.

Citibank and its affiliates may have banking and investment banking relationships with the issuers of securities that are held in the Portfolio. However, in making investment decisions for the Portfolio Citibank does not obtain or use material inside information acquired by any division, department or affiliate of Citibank in the course of those relationships. Citibank and its affiliates may have loans outstanding that are repaid with proceeds of securities purchased by the Portfolio.

Barbara G. Marcin and Mark Lindbloom are the managers of the Portfolio. Ms. Marcin has managed the equity portion of the Portfolio since January 1998. Ms. Marcin is a Senior Portfolio Manager responsible for managing over $600 million in U.S. equity and balanced accounts for individuals and is a member of Citibank's Global Investment Committee. Since 1995, she has been head of Citibank's U.S. Equity Value Investments team. During 1994, Ms. Marcin was a portfolio manager for U.S. equity and balanced accounts. Prior to joining Citibank as a Vice President and portfolio manager in 1993, she was a Vice President and portfolio manager at Fiduciary Trust Company International. Prior to that, she was with E.F. Hutton for three years in the Personal Financial Management Group. Mr. Lindbloom, a Vice President of Citibank, N.A. and a portfolio manager, has managed the fixed income portion of the Portfolio since June 1993. Mr. Lindbloom has more than 19 years of investment management experience. Prior to joining Citibank, Mr. Lindbloom was a Fixed Income Portfolio Manager with Brown Brothers Harriman & Co., where he managed fixed income assets for discretionary corporate portfolios.

ADVISORY FEES

For the advisory services Citibank provided to the Portfolio during the fiscal year ended December 31, 1998, Citibank received a total of 0.40% of the Portfolio's average daily net assets, after waivers.

CAPITAL STOCK

Investments in the Portfolio have no preference, pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Portfolio is not required and have no current intention to hold annual meetings of investors, but the Portfolio holds special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation or dissolution of the Portfolio, investors in the Portfolio would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

The Portfolio is a series of The Premium Portfolios (known as the "Trust"), which is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the value of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) are each liable for all obligations of the Portfolio. However, it is not expected that the liabilities of the Portfolio would ever exceed its assets.

Item 7.  Investor Information.

HOW NET INCOME IS CALCULATED

The Portfolio calculates its net asset value (NAV) every day the New York Stock Exchange is open for trading (Business Day). This calculation is made at the close of regular trading on the New York Stock Exchange, normally 4:00 p.m. Eastern time. On days when the financial markets in which the Portfolio invests close early, NAV will be calculated as of the close of those markets.

The Portfolio's securities are valued primarily on the basis of market quotations. When market quotations are not readily available, the Portfolio may price securities at fair value. Fair value is determined in accordance with procedures approved by the Portfolio's Board of Trustees. When the Portfolio uses the fair value pricing method, a security may be priced higher or lower than if the Portfolio had used a market quotation to price the same security.

For foreign securities the values are translated from the local currency into U.S. dollars using current exchange rates. If trading in the currency is restricted, the Portfolio uses a rate believed to reflect the currency's fair value in U.S. dollars. Trading may take place in foreign securities held by the Portfolio on days when the Portfolio is not open for business. As a result, the Portfolio's NAV may change on days on which it is not possible to purchase or sell interests in the Portfolio. If events materially affecting the value of foreign securities occur between the time when the exchange on which they are traded closes and the time when the Portfolio's net asset value is calculated, such securities may be valued at fair value in accordance with procedures established by and under the general supervision of the Board of Trustees.

It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its investable assets in the Portfolio.

THE PURCHASE AND REDEMPTION OF BENEFICIAL INTERESTS IN THE PORTFOLIO

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the Securities Act of 1933. Only investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act may invest in the Portfolio. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

An investment in the Portfolio is made without a sales load. All investments are made at net asset value next determined after an order is received by the Portfolio. There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., moneys credited to the account of the Portfolio's custodian bank by a U.S. Federal Reserve Bank).

The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

An investor in the Portfolio may withdraw all or any portion of its investment at any time after a withdrawal request in proper form is received by the Portfolio from the investor. The proceeds of a withdrawal will be paid by the Portfolio in federal funds normally on the Business Day the withdrawal is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

Subject to compliance with applicable regulations, the Portfolio may pay the redemption price of beneficial interests in the Portfolio, either totally or partially, by a distribution in kind of readily marketable securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the beneficial interests being redeemed. If a holder of beneficial interests received a distribution in kind, such holder could incur brokerage or other charges in converting the securities to cash.

The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

TAX MATTERS

The Portfolio expects to be treated as a separate partnership for U.S. federal income tax purposes. As a result, the Portfolio does not expect to pay any federal income taxes and, generally, investors in the Portfolio should not have to pay federal income taxes when they invest in or make withdrawals from the Portfolio. However, each investor in the Portfolio must take into account its share of the Portfolio's ordinary income, expense, capital gains and losses, credits and other items whether or not distributed in determining its income tax liability.

The Trust also expects that investors in the Portfolio which seek to qualify as regulated investment companies under the Internal Revenue Code will be able to look to their proportionate share of the assets and gross income of the Portfolio for purposes of determining their compliance with the requirements applicable to such companies.

The Trust intends to conduct its activities and those of the Portfolio so that they will not be deemed to be engaged in the conduct of a U.S. trade or business for U.S. federal income tax purposes. Therefore, it is not anticipated that an investor in the Portfolio, other than an investor which would be deemed a "U.S. person" for U.S. federal income tax purposes, will be subject to U.S. federal income taxation (other than a 30% withholding tax on dividends and certain interest income) solely by reason of its investment in the Portfolio. There can be no assurance that the U.S. Internal Revenue Service may not challenge the above conclusions or take other positions that, if successful, might result in the payment of U.S. federal income taxes by investors in the Portfolio.

The foregoing tax discussion is only for an investor's general information, and does not take account of the special rules applicable to certain investors (such as tax-exempt investors) or a number of special circumstances. Each investor should consult its own tax advisers regarding the tax consequences in its circumstances of an investment in the Portfolio, as well as any state, local or non-U.S. tax consequences to them of investing in the Portfolio.

Item 8.  Distribution Arrangements.

The exclusive placement agent for the Portfolio is CFBDS, Inc. CFBDS receives no compensation for serving as the Portfolio's exclusive placement agent.

                                     PART B



Item 10.  Cover Page and Table of Contents.

     This Part B sets forth information with respect to Balanced Portfolio, a series of The Premium Portfolios, an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The date of this Part B and Part A to the Registration Statement for the Portfolio is April 29, 1999.



TABLE OF CONTENTS                                                       Page

Portfolio History.......................................................B-2
Description of the Portfolio and Its Investments and Risks..............B-2
Management of the Portfolio.............................................B-22
Control Persons and Principal Holders
  of Securities.........................................................B-25
Investment Advisory and Other Services..................................B-26
Brokerage Allocation and Other Practices................................B-29
Capital Stock and Other Securities......................................B-31
Purchase, Redemption and Pricing of
  Securities............................................................B-32
Taxation of the Portfolio...............................................B-34
Underwriters............................................................B-37
Calculations of Performance Data........................................B-37
Financial Statements....................................................B-37

Item 11.  Portfolio History.

     The Premium Portfolios (the "Trust") was organized as a trust under the laws of the State of New York and Balanced Portfolio was designated as a series of the Trust on September 13, 1993.

Item 12.  Description of the Portfolio and Its Investments and Risks.

     The investment objectives of the Portfolio are to provide high current income by investing in a broad range of securities, to preserve capital, and to provide growth potential with reduced risk.

     The policies described above and those described below are not fundamental and may be changed without investor approval.

     The Portfolio may, but need not, invest in any or all of the investments and utilize any or all of the investment techniques described below and in Part A to this Registration Statement. The selection of investments and the utilization of investment techniques depend on, among other things, the investment strategies of Citibank, N.A., the Portfolio's investment adviser ("Citibank" or the "Adviser"), conditions and trends in the economy and financial markets, and investments being available on terms that, in Citibank's opinion, make economic sense.

     The Portfolio's policy is to invest its assets, under normal circumstances, in a broadly diversified portfolio of income-producing securities, including common and preferred stocks, bonds and short-term obligations. Under normal circumstances, at least 25% of the Portfolio's total assets is invested in fixed income securities.

FUTURES CONTRACTS

     The Portfolio may enter into interest rate futures contracts and stock index futures contracts. These investment strategies may be used for hedging purposes and for non-hedging purposes, subject to applicable law. Because the value of a futures contract changes based on the price of the underlying security, futures contracts are commonly referred to as "derivatives". Futures contracts are a generally accepted part of modern portfolio management and are regularly utilized by many mutual funds and other institutional investors.

     A futures contract is an agreement between two parties for the purchase or sale for future delivery of securities or for the payment or acceptance of a cash settlement based upon changes in the value of the securities or of an index of securities. A "sale" of a futures contract means the acquisition of a contractual obligation to deliver the securities called for by the contract at a specified price, or to make or accept the cash settlement called for by the contract, on a specified date. A "purchase" of a futures contract means the acquisition of a contractual obligation to acquire the securities called for by the contract at a specified price, or to make or accept the cash settlement called for by the contract, on a specified date. Futures contracts in the United States have been designed by exchanges which have been designated "contract markets" by the Commodity Futures Trading Commission ("CFTC") and must be executed through a futures commission merchant, or brokerage firm, which is a member of the relevant contract market. Futures contracts trade on these markets, and the exchanges, through their clearing organizations, guarantee that the contracts will be performed as between the clearing members of the exchange. Futures contracts may also be traded on markets outside the U.S.

     While futures contracts based on debt securities do provide for the delivery and acceptance of securities, such deliveries and acceptances are very seldom made. Generally, a futures contract is terminated by entering into an offsetting transaction. Brokerage fees will be incurred when the Portfolio purchases or sells a futures contract. At the same time such a purchase or sale is made, the Portfolio must provide cash or securities as a deposit ("initial deposit") known as "margin." The initial deposit required will vary, but may be as low as 1% or less of a contract's face value. Daily thereafter, the futures contract is valued through a process known as "marking to market," and the Portfolio may receive or be required to pay additional "variation margin" as the futures contract becomes more or less valuable. At the time of delivery of securities pursuant to such a contract, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate than the specific security that provides the standard for the contract. In some (but not many) cases, securities called for by a futures contract may not have been issued when the contract was entered into.

     The Portfolio may purchase or sell futures contracts to attempt to protect itself from fluctuations in interest rates, or to manage the effective maturity or duration of the Portfolio's investment portfolio in an effort to reduce potential losses or enhance potential gain, without actually buying or selling securities. For example, if interest rates were expected to increase, the Portfolio might enter into futures contracts for the sale of debt securities. Such a sale would have much the same effect as if the Portfolio sold bonds that it owned, or as if the Portfolio sold longer-term bonds and purchased shorter-term bonds. If interest rates did increase, the value of the Portfolio's debt securities would decline, but the value of the futures contracts would increase, thereby keeping the net asset value of the Portfolio from declining as much as it otherwise would have. Similar results could be accomplished by selling bonds, or by selling bonds with longer maturities and investing in bonds with shorter maturities. However, by using futures contracts, the Portfolio avoids having to sell its securities.

     Similarly, when it is expected that interest rates may decline, the Portfolio might enter into futures contracts for the purchase of debt securities. Such a purchase would be intended to have much the same effect as if the Portfolio purchased bonds, or as if the Portfolio sold shorter-term bonds and purchased longer-term bonds. If interest rates did decline, the value of the futures contracts would increase.

     The Portfolio may enter into stock index futures contracts to gain stock market exposure while holding cash available for investments and redemptions to attempt to increase investment return, and may sell such contracts to protect against a decline in the stock market. Positions in index futures may be closed out only on an exchange or board of trade which provides a secondary market for such futures.

     Although the use of futures for hedging, if correctly used, should tend to minimize the risk of loss due to a decline in the value of the hedged position (e.g., if the Portfolio sells a futures contract to protect against losses in the debt securities held by the Portfolio), they do not eliminate the risk of loss and at the same time the futures contract limits any potential gain which might result from an increase in value of a hedged position.

     In addition, the ability effectively to hedge all or a portion of the Portfolio's investments through transactions in futures contracts depends on the degree to which movements in the value of the securities underlying such contracts correlate with movements in the value of the Portfolio's securities. If the security underlying a futures contract is different than the security being hedged, they may not move to the same extent or in the same direction. In that event, the Portfolio's hedging strategy might not be successful and the Portfolio could sustain losses on these hedging transactions which would not be offset by gains on the Portfolio's other investments or, alternatively, the gains on the hedging transaction might not be sufficient to offset losses on the Portfolio's other investments. It is also possible that there may be a negative correlation between the security underlying a futures contract and the securities being hedged, which could result in losses both on the hedging transaction and the securities. In these and other instances, the Portfolio's overall return could be less than if the hedging transactions had not been undertaken. Similarly, even where the Portfolio enters into futures transactions other than for hedging purposes, the effectiveness of its strategy may be affected by lack of correlation between changes in the value of the futures contracts and changes in value of the securities which the Portfolio would otherwise buy or sell.

     The ordinary spreads between prices in the cash and futures markets, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial deposit and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close out futures contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, there is the potential that the liquidity of the futures market may be lacking. Prior to expiration, a futures contract may be terminated only by entering into a closing purchase or sale transaction, which requires a secondary market on the contract market on which the futures contract was originally entered into. While the Portfolio will establish a futures position only if there appears to be a liquid secondary market therefor, there can be no assurance that such a market will exist for any particular futures contract at any specific time. In that event, it may not be possible to close out a position held by the Portfolio, which could require the Portfolio to purchase or sell the instrument underlying the futures contract or to meet ongoing variation margin requirements. The inability to close out futures positions also could have an adverse impact on the ability effectively to use futures transactions for hedging or other purposes.

     The liquidity of a secondary market in a futures contract may be adversely affected by "daily price fluctuation limits" established by the exchanges, which limit the amount of fluctuation in the price of a futures contract during a single trading day and prohibit trading beyond such limits once they have been reached. The trading of futures contracts also is subject to the risk of trading halts, suspensions, exchange or clearing house equipment failures, government intervention, insolvency of a brokerage firm or clearing house or other disruptions of normal trading activity, which could at times make it difficult or impossible to liquidate existing positions or to recover excess variation margin payments.

     Investments in futures contracts also entail the risk that if the Adviser's investment judgment about the general direction of interest rates, equity markets or other economic factors is incorrect, the Portfolio's overall performance may be poorer than if any such contract had not been entered into. For example, if the Portfolio hedged against the possibility of an increase in interest rates which would adversely affect the price of the Portfolio's bonds and interest rates decrease instead, part or all of the benefit of the increased value of the Portfolio's bonds which were hedged will be lost because the Portfolio will have offsetting losses in its futures positions. Similarly, if the Portfolio purchases futures contracts expecting a decrease in interest rates and interest rates instead increased, the Portfolio will have losses in its futures positions which will increase the amount of the losses on the securities in its portfolio which will also decline in value because of the increase in interest rates. In addition, in such situations, if the Portfolio has insufficient cash, the Portfolio may have to sell bonds from its investments to meet daily variation margin requirements, possibly at a time when it may be disadvantageous to do so.

     Each contract market on which futures contracts are traded has established a number of limitations governing the maximum number of positions which may be held by a trader, whether acting alone or in concert with others. The Adviser does not believe that these trading and position limits would have an adverse impact on the Portfolio's hedging strategies.

     CFTC regulations require compliance with certain limitations in order to assure that the Portfolio is not deemed to be a "commodity pool" under such regulations. In particular, CFTC regulations prohibit the Portfolio from purchasing or selling futures contracts (other than for bona fide hedging transactions) if, immediately thereafter, the sum of the amount of initial margin required to establish the Portfolio's non-hedging futures positions would exceed 5% of the Portfolio's net assets.

     The Portfolio will comply with this CFTC requirement, and the Portfolio currently intends to adhere to the additional policies described below. First, an amount of cash or liquid securities will be maintained by the Portfolio in a segregated account so that the amount so segregated, plus the applicable margin held on deposit, will be approximately equal to the amount necessary to satisfy the Portfolio's obligations under the futures contract. The second is that the Portfolio will not enter into a futures contract if immediately thereafter the amount of initial margin deposits on all the futures contracts held by the Portfolio would exceed approximately 5% of the net assets of the Portfolio. The third is that the aggregate market value of the futures contracts held by the Portfolio not exceed approximately 50% of the market value of the Portfolio's total assets other than its futures contracts. For purposes of this third policy, "market value" of a futures contract is deemed to be the amount obtained by multiplying the number of units covered by the futures contract times the per unit price of the securities covered by that contract.

     The use of futures contracts potentially exposes the Portfolio to the effects of "leveraging," which occurs when futures are used so that the Portfolio's exposure to the market is greater than it would have been if the Portfolio had invested directly in the underlying securities. "Leveraging" increases the Portfolio's potential for both gain and loss. As noted above, the Portfolio intends to adhere to certain policies relating to the use of futures contracts, which should have the effect of limiting the amount of leverage by the Portfolio.

     The use of futures contracts may increase the amount of taxable income of the Portfolio and may affect the amount, timing and character of the Portfolio's income for tax purposes, as more fully discussed herein in the section entitled "Taxation of the Portfolio."

REPURCHASE AGREEMENTS

     The Portfolio may invest in repurchase agreements collateralized by securities in which the Portfolio may otherwise invest. Repurchase agreements are agreements by which the Portfolio purchases a security and simultaneously commits to resell that security to the seller (which is usually a member bank of the U.S. Federal Reserve System or a member firm of the New York Stock Exchange (or a subsidiary thereof)) at an agreed-upon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreed-upon market rate of interest which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value of the underlying security, usually U.S. Government or Government agency issues. Under the 1940 Act, repurchase agreements may be considered to be loans by the buyer. The Portfolio's risk is limited to the ability of the seller to pay the agreed-upon amount on the delivery date. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay although the Portfolio may incur certain costs in liquidating this collateral and in certain cases may not be permitted to liquidate this collateral. All repurchase agreements entered into by the Portfolio are fully collateralized, with such collateral being marked to market daily. In the event of the bankruptcy of the other party to a repurchase agreement, the Portfolio could experience delays in recovering the resale price. To the extent that, in the meantime, the value of the securities purchased has decreased, the Portfolio could experience a loss.

REVERSE REPURCHASE AGREEMENTS

     The Portfolio may enter into reverse repurchase agreements subject to the Portfolio's investment restriction on borrowing. Reverse repurchase agreements involve the sale of securities held by the Portfolio and the agreement by the Portfolio to repurchase the securities at an agreed-upon price, date and interest payment. When the Portfolio enters into reverse repurchase transactions, securities of a dollar amount equal in value to the securities subject to the agreement will be segregated. The segregation of assets could impair the Portfolio's ability to meet its current obligations or impede investment management if a large portion of the Portfolio's assets are involved. Reverse repurchase agreements are considered to be a form of borrowing. In the event of the bankruptcy of the other party to a reverse repurchase agreement, the Portfolio could experience delays in recovering the securities sold. To the extent that, in the meantime, the value of the securities sold has changed, the Portfolio could experience a loss.

SECURITIES OF NON-U.S. ISSUERS

     The Portfolio may invest in securities of non-U.S. issuers. The Portfolio does not intend to invest more than 25% of its assets in non-U.S. securities, including depositary receipts.

     Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in U.S. investments. For example, the value of such securities fluctuates based on the relative strength of the U.S. dollar. In addition, there is generally less publicly available information about non-U.S. issuers, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Non-U.S. issuers are generally not bound by uniform accounting, auditing and financial reporting requirements comparable to those applicable to U.S. issuers. Investments in securities of non-U.S. issuers also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitations on the removal of funds or other assets of the Portfolio, political or financial instability or diplomatic and other developments which would affect such investments. Further, economies of other countries or areas of the world may differ favorably or unfavorably from the economy of the U.S.

     It is anticipated that in most cases the best available market for securities of non-U.S. issuers would be on exchanges or in over-the-counter markets located outside the U.S. Non-U.S. securities markets, while growing in volume and sophistication, are generally not as developed as those in the U.S., and securities of some non-U.S. issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies. Prices at which the Portfolio may acquire securities may be affected by trading by persons with material non-public information and by securities transactions by brokers in anticipation of transactions by the Portfolio. Non-U.S. security trading practices, including those involving securities settlement where the Portfolio's assets may be released prior to receipt of payments, may expose the Portfolio to increased risk in the event of a failed trade or the insolvency of a non-U.S. broker-dealer. In addition, non-U.S. brokerage commissions are generally higher than commissions on securities traded in the U.S. and may be non-negotiable. In general, there is less overall governmental supervision and regulation of non-U.S. securities exchanges, brokers and listed companies than in the U.S.

     The Portfolio may invest in issuers located in developing countries. All of the risks of investing in non-U.S. securities are heightened by investing in issuers in developing countries. Investors should be aware that investing in the equity and fixed income markets of developing countries involves exposure to economic structures that are generally less diverse and mature, and to political systems which can be expected to have less stability, than those of developed countries. Historical experience indicates that the markets of developing countries have been more volatile than the markets of developed countries with more mature economies; such markets often have provided greater risks to investors. These heightened risks include (i) greater risks of expropriation, confiscatory taxation and nationalization, and less social, political and economic stability; (ii) the small current size of markets for securities of issuers based in developing countries and the currently low or non-existent volume of trading, resulting in a lack of liquidity and in price volatility; (iii) certain national policies which may restrict the Portfolio's investment opportunities including restrictions on investing in issuers or industries deemed sensitive to relevant national interests; and (iv) the absence of developed legal structures. Such characteristics can be expected to continue in the future.

     The costs attributable to non-U.S. investing, such as the costs of maintaining custody of securities in non-U.S. countries, frequently are higher than those attributable to U.S. investing. As a result, the operating expense ratio of the Portfolio may be higher than that of investment companies investing exclusively in U.S. securities.

     Subject to applicable statutory and regulatory limitations, assets of the Portfolio may be invested in shares of other investment companies. The Portfolio may invest up to 5% of its assets in closed-end investment companies which primarily hold securities of non-U.S. issuers. Investments in closed-end investment companies which primarily hold securities of non-U.S. issuers may entail the risk that the market value of such investments may be substantially less than their net asset value and that there would be duplication of investment management and other fees and expenses.

     American Depositary Receipts ("ADRs"), European Depositary Receipts ("EDRs"), Global Depositary Receipts ("GDRs") and other forms of depositary receipts for securities of non-U.S. issuers provide an alternative method for the Portfolio to make non-U.S. investments. These securities are not usually denominated in the same currency as the securities into which they may be converted. Generally, ADRs, in registered form, are designed for use in U.S. securities markets and EDRs and GDRs, in bearer form, are designed for use in European and global securities markets. ADRs are receipts typically issued by a U.S. bank or trust company evidencing ownership of the underlying securities. EDRs and GDRs are European and global receipts, respectively, evidencing a similar arrangement. ADRs, EDRs and GDRs are subject to many of the same risks that apply to other investments in non-U.S. securities.

     ADRs, EDRs, and GDRs may be issued pursuant to sponsored or unsponsored programs. In sponsored programs, an issuer has made arrangements to have its securities traded in the form of depositary receipts. In unsponsored programs, the issuer may not be directly involved in the creation of the program. Although regulatory requirements with respect to sponsored and unsponsored programs are generally similar, in some cases it may be easier to obtain financial information from an issuer that has participated in the creation of a sponsored program. Accordingly, there may be less information available regarding issuers of securities underlying unsponsored programs and there may not be a correlation between such information and the market value of the depositary receipts.

     The Portfolio may invest in securities of non-U.S. issuers that impose restrictions on transfer within the United States or to United States persons. Although securities subject to such transfer restrictions may be marketable abroad, they may be less liquid than securities of non-U.S. issuers of the same class that are not subject to such restrictions.

FOREIGN CURRENCY EXCHANGE TRANSACTIONS

     Because the Portfolio may buy and sell securities denominated in currencies other than the U.S. dollar, and receive interest, dividends and sale proceeds in currencies other than the U.S. dollar, the Portfolio may enter into currency exchange transactions to convert U.S. currency to non-U.S. currency and non-U.S. currency to U.S. currency, as well as convert one non-U.S. currency to another non-U.S. currency. The Portfolio either enters into these transactions on a spot (i.e., cash) basis at the spot rate prevailing in the currency exchange markets, or uses forward contracts to purchase or sell non-U.S. currencies. The Portfolio also may, but is not obligated to, enter into currency hedging transactions in an attempt to protect the value of its assets as measured in U.S. dollars from unfavorable changes in currency exchange rates and control regulations. (Although the Portfolio's assets are valued daily in terms of U.S. dollars, the Trust does not intend to convert the Portfolio's holdings of non-U.S. currencies into U.S. dollars on a daily basis.) The Portfolio does not currently intend to speculate in currency exchange rates or forward contracts.

     The Portfolio may convert currency on a spot basis from time to time, and investors should be aware of the costs of currency conversion. Although currency exchange dealers do not charge a fee for conversion, they do realize a profit based on the difference (the "spread") between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a currency at one rate, while offering a lesser rate of exchange should the Portfolio desire to resell that currency to the dealer.

     A forward contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract, agreed upon by the parties, at a price set at the time of the contract. These contracts are traded in the interbank market conducted directly between currency traders (usually large commercial banks) and their customers. Because these contracts are traded in the interbank market and not on organized commodities or securities exchanges, these contracts operate in a manner distinct from exchange-traded instruments, and their use involves certain risks beyond those associated with transactions in the futures contracts described herein. A forward contract generally has no deposit requirement, and no fees or commissions are charged at any stage for trades.

     When the Portfolio enters into a contract for the purchase or sale of a security denominated in a non-U.S. currency, it may desire to "lock in" the U.S. dollar price of the security. By entering into a forward contract for the purchase or sale, for a fixed amount of U.S. dollars, of the amount of non-U.S. currency involved in the underlying security transaction, the Portfolio may be able to protect against a possible loss resulting from an adverse change in the relationship between the U.S. dollar and the non-U.S. currency during the period between the date the security is purchased or sold and the date on which payment is made or received.

     When the Adviser believes that the currency of a particular country may suffer a substantial decline against the U.S. dollar, the Portfolio may enter into a forward contract to sell, for a fixed amount of U.S. dollars, the amount of non-U.S. currency approximating the value of some or all of the Portfolio's securities denominated in such non-U.S. currency. The projection of a short-term hedging strategy is highly uncertain. Under normal circumstances, consideration of the prospect for currency parities will be incorporated in the investment decisions made with regard to overall diversification strategies. However, the Adviser believes that it is important to have the flexibility to enter into such forward contracts when it determines that the best interests of the Portfolio will be served.

     The Portfolio generally would not enter into a forward contract with a term greater than one year. At the maturity of a forward contract, the Portfolio will either sell the security and make delivery of the non-U.S. currency, or retain the security and terminate its contractual obligation to deliver the non-U.S. currency by purchasing an "offsetting" contract with the same currency trader obligating it to purchase, on the same maturity date, the same amount of the non-U.S. currency. If the Portfolio retains the security and engages in an offsetting transaction, the Portfolio will incur a gain or a loss (as described below) to the extent that there has been movement in forward contract prices. If the Portfolio engages in an offsetting transaction, it may subsequently enter into a new forward contract to sell the non-U.S. currency. Should forward prices decline during the period between the date the Portfolio enters into a forward contract for the sale of the non-U.S. currency and the date it enters into an offsetting contract for the purchase of such currency, the Portfolio will realize a gain to the extent the selling price of the currency exceeds the purchase price of the currency. Should forward prices increase, the Portfolio will suffer a loss to the extent that the purchase price of the currency exceeds the selling price of the currency.

     It is impossible to forecast with precision the market value of the Portfolio's securities at the expiration of a forward contract. Accordingly, it may be necessary for the Portfolio to purchase additional non-U.S. currency on the spot market if the market value of the security is less than the amount of non-U.S. currency the Portfolio is obligated to deliver and if a decision is made to sell the security and make delivery of such currency. Conversely, it may be necessary to sell on the spot market some of the non-U.S. currency received upon the sale of the security if its market value exceeds the amount of such currency the Portfolio is obligated to deliver.

     The Portfolio has established procedures consistent with policies of the Securities and Exchange Commission ("SEC") concerning forward contracts. Those policies currently require that an amount of the Portfolio's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment or that the Portfolio covers its position in accordance with applicable regulations and policies.

     The Portfolio may also purchase put options on a non-U.S. currency in order to protect against currency rate fluctuations. If the Portfolio purchases a put option on a non-U.S. currency and the value of the non-U.S. currency declines, the Portfolio will have the right to sell the non-U.S. currency for a fixed amount in U.S. dollars and will thereby offset, in whole or in part, the adverse effect on the Portfolio which otherwise would have resulted. Conversely, where a rise in the U.S. dollar value of another currency is projected, and where the Portfolio anticipates investing in securities traded in such currency, the Portfolio may purchase call options on the non-U.S. currency.

     The purchase of such options could offset, at least partially, the effects of adverse movements in exchange rates. However, the benefit to the Portfolio from purchases of non-U.S. currency options will be reduced by the amount of the premium and related transaction costs. In addition, where currency exchange rates do not move in the direction or to the extent anticipated, the Portfolio could sustain losses on transactions in non-U.S. currency options which would require it to forgo a portion or all of the benefits of advantageous changes in such rates.

     The Portfolio may write options on non-U.S. currencies for hedging purposes or otherwise to achieve its investment objectives. For example, where the Portfolio anticipates a decline in the value of the U.S. dollar value of a non-U.S. security due to adverse fluctuations in exchange rates it could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the option will most likely not be exercised, and the diminution in value of the security held by the Portfolio may be offset by the amount of the premium received.

     Similarly, instead of purchasing a call option to hedge against an anticipated increase in the cost of a non-U.S. security to be acquired because of an increase in the U.S. dollar value of the currency in which the underlying security is primarily traded, the Portfolio could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow the Portfolio to hedge such increased cost up to the amount of the premium.

     The writing of put or call options on non-U.S. currencies by the Portfolio will constitute only a partial hedge up to the amount of the premium, and only if rates move in the expected direction. If this does not occur, the option may be exercised and the Portfolio would be required to purchase or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on currencies, the Portfolio also may be required to forgo all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

     Put and call options on non-U.S. currencies written by the Portfolio will be covered by segregation of cash and liquid securities in an amount sufficient to discharge the Portfolio's obligations with respect to the option, by acquisition of the non-U.S. currency or of a right to acquire such currency (in the case of a call option) or the acquisition of a right to dispose of the currency (in the case of a put option), or in such other manner as may be in accordance with the requirements of any exchange on which, or the counterparty with which, the option is traded and applicable laws and regulations.

     Investing in ADRs and other depositary receipts presents many of the same risks regarding currency exchange rates as investing directly in securities denominated in currencies other than the U.S. dollar. Because the securities underlying these receipts are traded primarily in non-U.S. currencies, changes in currency exchange rates will affect the value of these receipts. For example, a decline in the U.S. dollar value of another currency in which securities are primarily traded will reduce the U.S. dollar value of such securities, even if their value in the other currency remains constant, and thus will reduce the value of the receipts covering such securities. The Portfolio may employ any of the above described non-U.S. currency hedging techniques to protect the value of its assets invested in depositary receipts.

     The Portfolio may also engage in currency swaps and other similar transactions as more fully described under "Swaps and Related Transactions" below.

     Of course, the Portfolio is not required to enter into any transactions in foreign currencies and does not do so unless deemed appropriate by the Adviser. It should be realized that under certain circumstances, hedging arrangements to protect the value of the Portfolio's securities against a decline in currency values may not be available to the Portfolio on terms that make economic sense (they may be too costly). It should also be realized that these methods of protecting the value of the Portfolio's securities against a decline in the value of a currency do not eliminate fluctuations in the underlying prices of the securities. Additionally, although such contracts, if correctly used, may tend to minimize the risk of loss due to a decline in the value of the hedged currency, they do not eliminate the risk of loss and also tend to limit any potential gain which might result should the value of such currency increase.

SWAPS AND RELATED TRANSACTIONS

     The Portfolio may enter into interest rate swaps, currency swaps, equity swaps and other types of available swap agreements, such as caps, collars and floors, for the purpose of attempting to obtain a particular desired return at a lower cost to the Portfolio than if the Portfolio had invested directly in an instrument that yielded that desired return. Interest rate swaps involve the exchange by the Portfolio with another party of their respective commitments to pay or receive interest. An equity swap is an agreement to exchange cash flows on a principal amount based on changes in the values of the reference index. A currency swap is an agreement to exchange cash flows on a principal amount based on changes in the values of the currency exchange rates. In a typical cap or floor agreement, one party agrees to make payments only under specified circumstances, usually in return for payment of a fee by the counterparty. For example, the purchase of an interest rate cap entitles the buyer, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a contractually-based principal amount from the counterparty selling such interest rate cap. The sale of an interest rate floor obligates the seller to make payments to the extent that a specified interest rate falls below an agreed-upon level. A collar arrangement combines elements of buying a cap and selling a floor.

     The Portfolio will maintain liquid assets with its custodian or otherwise cover its current obligations under swap transactions in accordance with current regulations and policies applicable to the Portfolio.

     The most significant factor in the performance of swaps, caps, floors and collars is the change in the specific interest rate, equity, currency or other factor that determines the amount of payments to be made under the arrangement. If the Adviser is incorrect in its forecasts of such factors, the investment performance of the Portfolio would be less than what it would have been if these investment techniques had not been used. If a swap agreement calls for payments by the Portfolio, the Portfolio must be prepared to make such payments when due. The Portfolio will not enter into any swap unless the Adviser deems the counterparty to be creditworthy. If the counterparty's creditworthiness declines, the value of the swap agreement would be likely to decline, potentially resulting in losses. If the counterparty defaults, the Portfolio's risk of loss consists of the net amount of payments that the Portfolio is contractually entitled to receive. The Portfolio anticipates that it will be able to eliminate or reduce its exposure under these arrangements by assignment or other disposition or by entering into an offsetting agreement with the same or another counterparty.

     Swap agreements are subject to the Portfolio's overall limit that not more than 15% of its net assets may be invested in illiquid securities.

     Engaging in swap and related transactions may involve leveraging. Leveraging adds increased risks to the Portfolio, because the Portfolio's losses may be out of proportion to the amount invested in the instrument--a relatively small investment may lead to much greater losses.

SECURITIES RATED BAA OR BBB

     The Portfolio may purchase securities rated Baa by Moody's Investors Service, Inc. or BBB by Standard & Poor's Ratings Group and securities of comparable quality, which may have poor protection of payment of principal and interest. These securities are often considered to be speculative and involve greater risk of default or price changes than securities assigned a higher quality rating due to changes in the issuer's creditworthiness. The market prices of these securities may fluctuate more than higher-rated securities and may decline significantly in periods of general economic difficulty which may follow periods of rising interest rates. Less than 5% of the Portfolio's investments consist of securities rated Baa by Moody's or BBB by Standard & Poor's.

CONVERTIBLE SECURITIES

     The Portfolio may invest in convertible securities. A convertible security is a fixed-income security (a bond or preferred stock) which may be converted at a stated price within a specified period of time into a certain quantity of common stock or other equity securities of the same or a different issuer. Convertible securities rank senior to common stock in a corporation's capital structure but are usually subordinated to similar non-convertible securities. While providing a fixed-income stream (generally higher in yield than the income derivable from common stock but lower than that afforded by a similar non-convertible security), a convertible security also affords an investor the opportunity, through its conversion feature, to participate in the capital appreciation attendant upon a market price advance in the convertible security's underlying common stock.

     In general, the market value of a convertible security is at least the higher of its "investment value" (i.e., its value as a fixed-income security) or its "conversion value" (i.e., its value upon conversion into its underlying stock). As a fixed-income security, a convertible security tends to increase in market value when interest rates decline and tends to decrease in value when interest rates rise. However, the price of a convertible security is also influenced by the market value of the security's underlying common stock. The price of a convertible security tends to increase as the market value of the underlying stock rises, whereas it tends to decrease as the market value of the underlying stock declines. While no securities investment is without some risk, investments in convertible securities generally entail less risk than investments in the common stock of the same issuer.

MORTGAGE-BACKED SECURITIES

     The Portfolio may invest in mortgage-backed securities, which are securities representing interests in pools of mortgage loans. Interests in pools of mortgage-related securities differ from other forms of debt securities which normally provide for periodic payment of interest in fixed amounts with principal payments at maturity or specified call dates. Instead, these securities provide a monthly payment which consists of both interest and principal payments. In effect, these payments are a "pass-through" of the monthly payments made by the individual borrowers on their mortgage loans, net of any fees paid to the issuer or guarantor of such securities. Additional payments are caused by prepayments of principal resulting from the sale, refinancing or foreclosure of the underlying property, net of fees or costs which may be incurred. The market value and interest yield of these instruments can vary due to market interest rate fluctuations and early prepayments of underlying mortgages.

     The principal governmental issuers or guarantors of mortgage-backed securities are the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC"). Obligations of GNMA are backed by the full faith and credit of the United States Government while obligations of FNMA and FHLMC are supported by the respective agency only. Although GNMA certificates may offer yields higher than those available from other types of U.S. Government securities, GNMA certificates may be less effective than other types of securities as a means of "locking in" attractive long-term rates because of the prepayment feature. For instance, when interest rates decline, the value of a GNMA certificate likely will not rise as much as comparable debt securities due to the prepayment feature. In addition, these prepayments can cause the price of a GNMA certificate originally purchased at a premium to decline in price to its par value which may result in a loss.

     A portion of the Portfolio's assets may be invested in collateralized mortgage obligations ("CMOs"), which are debt obligations collateralized by mortgage loans or mortgage pass-through securities. Typically, CMOs are collateralized by certificates issued by GNMA, FNMA, or FHLMC but also may be collateralized by whole loans or private mortgage pass-through securities (such collateral collectively hereinafter referred to as "Mortgage Assets"). The Portfolio may also invest a portion of its assets in multi-class pass-through securities which are interests in a trust composed of Mortgage Assets. CMOs (which include multi-class pass-through securities) may be issued by agencies, authorities or instrumentalities of the U.S. Government or by private originators of or investors in mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing. Payments of principal of and interest on the Mortgage Assets, and any reinvestment income thereon, provide the funds to pay debt service on the CMOs or make scheduled distributions on the multi-class pass-through securities. In a CMO, a series of bonds or certificates is usually issued in multiple classes with different maturities. Each class of a CMO, often referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final distribution date. Principal prepayments on the Mortgage Assets may cause the CMOs to be retired substantially earlier than their stated maturities or final distribution dates, resulting in a loss of all or part of the premium if any has been paid. Interest is paid or accrues on all classes of the CMOs on a monthly, quarterly or semiannual basis. The principal of and interest on the Mortgage Assets may be allocated among the several classes of a series of a CMO in various ways. In a common structure, payments of principal, including any principal prepayments, on the Mortgage Assets are applied to the classes of the series of a CMO in the order of their respective stated maturities or final distribution dates, so that no payment of principal will be made on any class of CMOs until all other classes having an earlier stated maturity or final distribution date have been paid in full.

     Even if the U.S. government or one of its agencies guarantees principal and interest payments of a mortgage-backed security, the market price of a mortgage-backed security is not insured and may be subject to market volatility. When interest rates decline, mortgage-backed securities experience higher rates of prepayment because the underlying mortgages are refinanced to take advantage of the lower rates. The prices of mortgage-backed securities may not increase as much as prices of other debt obligations when interest rates decline, and mortgage-backed securities may not be an effective means of locking in a particular interest rate. In addition, any premium paid for a mortgage-backed security may be lost when it is prepaid. When interest rates go up, mortgage-backed securities experience lower rates of prepayment. This has the effect of lengthening the expected maturity of a mortgage-backed security. This particular risk, referred to as "maturity extension risk," may effectively convert a security that was considered short or intermediate-term at the time of purchase into a long-term security. Long-term securities generally fluctuate more widely in response to changes in interest rates than short or intermediate-term securities. Thus, rising interest rates would not only likely decrease the value of the Portfolio's fixed income securities, but would also increase the inherent volatility of the Portfolio by effectively converting short-term debt instruments into long-term debt instruments. As a result, prices of mortgage-backed securities may decrease more than prices of other debt obligations when interest rates go up.

     The Portfolio may invest a portion of its assets in stripped mortgage-backed securities, which are derivative multiclass mortgage securities. Stripped mortgage-backed securities are usually structured with two classes that receive different proportions of the interest and principal distributions from a pool of Mortgage Assets. A common type of stripped mortgage-backed security will have one class receiving some of the interest and the remainder of the principal from the Mortgage Assets, while the other class will receive most of the interest and the remainder of the principal. In the most extreme case, one class will receive all of the interest (an interest only security, or "IO") while the other class will receive all of the principal (a principal only security, or "PO"). The risk of early prepayments is the primary risk associated with IOs. In some instances early prepayments may result in a complete loss of investment in certain of these securities. The primary risks associated with POs are the potential extension of average life and/or depreciation due to rising interest rates.

CORPORATE ASSET-BACKED SECURITIES

     As described in the Prospectus, certain of the Portfolio's assets may be invested in corporate asset-backed securities. These securities, issued by trusts and special purpose corporations, are backed by a pool of assets, including but not limited to credit card and automobile loan receivables, representing the obligations of a number of different parties.

     Corporate asset-backed securities present certain risks. For instance, in the case of credit card receivables, these securities may not have the benefit of any security interest in the related collateral. Credit card receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. Most issuers of automobile receivables permit the servicers to retain possession of the underlying obligations. If the servicer were to sell these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related automobile receivables. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the automobile receivables may not have a proper security interest in all of the assets backing such receivables. Therefore, there is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities. The underlying assets (e.g., loans) are also subject to prepayments which shorten the securities' weighted average life and may lower their return.

     Corporate asset-backed securities are often backed by a pool of assets representing the obligations of a number of different parties. To lessen the effect of failures by obligors on underlying assets to make payments, the securities may contain elements of credit support which fall into two categories: (i) liquidity protection and (ii) protection against losses resulting from ultimate default by an obligor on the underlying assets. Liquidity protection refers to the provision of advances, generally by the entity administering the pool of assets, to ensure that the receipt of payments on the underlying pool occurs in a timely fashion. Protection against losses resulting from ultimate default ensures payment through insurance policies or letters of credit obtained by the issuer or sponsor from third parties. No additional or separate fees will be paid for credit support. The degree of credit support provided for each issue is generally based on historical information respecting the level of credit risk associated with the underlying assets. Delinquency or loss in excess of that anticipated or failure of the credit support could adversely affect the return on an investment in such a security.

SHORT SALES "AGAINST THE BOX"

     In a short sale, the Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. The Portfolio, in accordance with applicable investment restrictions, may engage in short sales only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box."

     In a short sale, the seller does not immediately deliver the securities sold and is said to have a short position in those securities until delivery occurs. If the Portfolio engages in a short sale, the collateral for the short position is maintained for the Portfolio by the custodian or qualified sub-custodian. While the short sale is open, an amount of securities equal in kind and amount to the securities sold short or securities convertible into or exchangeable for such equivalent securities is maintained in a segregated account for the Portfolio. These securities constitute the Portfolio's long position.

     The Portfolio does not engage in short sales against the box for investment purposes. The Portfolio may, however, make a short sale against the box as a hedge, when it believes that the price of a security may decline, causing a decline in the value of a security owned by the Portfolio (or a security convertible or exchangeable for such security). In such case, any future losses in the Portfolio's long position should be reduced by a gain in the short position. Conversely, any gain in the long position should be reduced by a loss in the short position. The extent to which such gains or losses are reduced depends upon the amount of the security sold short relative to the amount the Portfolio owns. There are certain additional transaction costs associated with short sales against the box, but the Portfolio endeavors to offset these costs with the income from the investment of the cash proceeds of short sales.

     The Adviser does not expect that more than 40% of the Portfolio's total assets would be involved in short sales against the box. The Adviser does not currently intend to engage in such sales.

LENDING OF SECURITIES

     Consistent with applicable regulatory requirements and in order to generate income, the Portfolio may lend its securities to broker-dealers and other institutional borrowers. Such loans will usually be made only to member banks of the U.S. Federal Reserve System and to member firms of the New York Stock Exchange (and subsidiaries thereof). Loans of securities would be secured continuously by collateral in cash, cash equivalents or U.S. Treasury obligations maintained on a current basis at an amount at least equal to the market value of the securities loaned. The cash collateral would be invested in high quality short-term instruments. Either party has the right to terminate a loan at any time on customary industry settlement notice (which will not usually exceed three business days). During the existence of a loan, the Portfolio would continue to receive the equivalent of the interest or dividends paid by the issuer on the securities loaned and with respect to cash collateral would also receive compensation based on investment of the collateral (subject to a rebate payable to the borrower). Where the borrower provides the Portfolio with collateral consisting of U.S. Treasury obligations, the borrower is also obligated to pay the Portfolio a fee for use of the borrowed securities. The Portfolio would not, however, have the right to vote any securities having voting rights during the existence of the loan, but would call the loan in anticipation of an important vote to be taken among holders of the securities or of the giving or withholding of their consent on a material matter affecting the investment. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower fail financially. However, the loans would be made only to entities deemed by the Adviser to be of good standing. In addition, the Portfolio could suffer loss if the borrower terminates the loan and the Portfolio is forced to liquidate investments in order to return the cash collateral to the buyer. The Adviser will make loans only when, in the judgment of the Adviser, the consideration which can be earned currently from loans of this type justifies the attendant risk. If the Adviser determines to make loans, it is not intended that the value of the securities loaned by the Portfolio would exceed 30% of the market value of its total assets.

WHEN-ISSUED SECURITIES

     The Portfolio may purchase securities on a "when-issued" or on a "forward delivery" basis, meaning that delivery of the securities occurs beyond normal settlement times. In general, the Portfolio does not pay for the securities until received and does not start earning interest until the contractual settlement date. It is expected that, under normal circumstances, the Portfolio would take delivery of such securities but the Portfolio may sell them before the settlement date. When the Portfolio commits to purchase a security on a "when-issued" or on a "forward delivery" basis, it sets up procedures consistent with SEC policies. Since those policies currently require that an amount of the Portfolio's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment, the Portfolio expects always to have cash or liquid securities sufficient to cover any commitments or to limit any potential risk. However, even though the Portfolio does not intend to make such purchases for speculative purposes and intends to adhere to the provisions of SEC policies, purchases of securities on such bases may involve more risk than other types of purchases. The when-issued securities are subject to market fluctuation, and no interest accrues on the security to the purchaser during this period. The payment obligation and the interest rate that will be received on the securities are each fixed at the time the purchaser enters into the commitment. Purchasing obligations on a when-issued basis is a form of leveraging and can involve a risk that the yields available in the market when the delivery takes place may actually be higher than those obtained in the transaction itself. In that case, there could be an unrealized loss at the time of delivery. An increase in the percentage of the Portfolio's assets committed to the purchase of securities on a when-issued basis may increase the volatility of its net asset value.

RULE 144A SECURITIES

     Consistent with applicable investment restrictions, the Portfolio may purchase securities that are not registered under the Securities Act of 1933 (the "Securities Act"), but can be offered and sold to "qualified institutional buyers" under Rule 144A under the Securities Act ("Rule 144A securities"). However, the Portfolio does not invest more than 15% of its net assets (taken at market value) in illiquid investments, which include securities for which there is no readily available market, securities subject to contractual restrictions on resale and Rule 144A securities, unless, in the case of Rule 144A securities, the Board of Trustees of the Trust determines, based on the trading markets for the specific Rule 144A security, that it is liquid. The Trustees have adopted guidelines and, subject to oversight by the Trustees, have delegated to the Adviser the daily function of determining and monitoring liquidity of Rule 144A securities.

PRIVATE PLACEMENTS AND ILLIQUID INVESTMENTS

     The Portfolio may invest up to 15% of its net assets in securities for which there is no readily available market. These illiquid securities may include privately placed restricted securities for which no institutional market exists. The absence of a trading market can make it difficult to ascertain a market value for illiquid investments. Disposing of illiquid investments may involve time-consuming negotiation and legal expenses, and it may be difficult or impossible for the Portfolio to sell them promptly at an acceptable price.

DEFENSIVE STRATEGIES

     During periods of unusual economic or market conditions or for temporary defensive purposes or liquidity, the Portfolio may invest without limit in cash and in U.S. dollar-denominated high quality money market and short-term instruments. These investments may result in a lower yield than would be available from investments in a lower quality or longer term.

                            INVESTMENT RESTRICTIONS

     The Trust, on behalf of the Portfolio, has adopted the following policies which may not be changed without approval by holders of a majority of the outstanding voting securities of the Portfolio, which as used in this Part B means the vote of the lesser of (i) 67% or more of the outstanding voting securities of the Portfolio present at a meeting at which the holders of more than 50% of the outstanding voting securities of the Portfolio are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Portfolio. The term "voting securities" as used in this paragraph has the same meaning as in the 1940 Act.

     The Portfolio may not:

     (1) Borrow money, except that as a temporary measure for extraordinary or emergency purposes it may borrow in an amount not to exceed 1/3 of the current value of its net assets, including the amount borrowed (nor purchase any securities at any time at which borrowings exceed 5% of the total assets of the Portfolio, taken at market value). It is intended that the Portfolio would borrow money only from banks and only to accommodate requests for the repurchase of beneficial interests in the Portfolio while effecting an orderly liquidation of portfolio securities.

     (2) Make loans to other persons except (a) through the lending of its portfolio securities and provided that any such loans not exceed 30% of the Portfolio's total assets (taken at market value), (b) through the use of repurchase agreements or the purchase of short-term obligations or (c) by purchasing all or a portion of an issue of debt securities of types commonly distributed privately to financial institutions. The purchase of short-term commercial paper or a portion of an issue of debt securities which is part of an issue to the public shall not be considered the making of a loan.

     (3) Purchase securities of any issuer if such purchase at the time thereof would cause with respect to 75% of the total assets of the Portfolio more than 10% of the voting securities of such issuer to be held by the Portfolio.

     (4) Purchase securities of any issuer if such purchase at the time thereof would cause as to 75% of the Portfolio's total assets more than 5% of the Portfolio's assets (taken at market value) to be invested in the securities of such issuer (other than securities or obligations issued or guaranteed by the United States, any state or political subdivision of either of the foregoing, or any agency or instrumentality of the United States or of any state or of any political subdivision of any state).

     (5) Concentrate its investments in any particular industry, but if it is deemed appropriate for the achievement of the Portfolio's investment objectives, up to 25% of its assets, at market value at the time of each investment, may be invested in any one industry.

     For purposes of restriction (1) above, arrangements with respect to securities lending are not treated as borrowing.

     As an operating policy, the Portfolio will not invest more than 15% of its net assets in securities for which there is no readily available market. This policy is not fundamental and may be changed by the Trust without the approval of the holders of the beneficial interests in the Portfolio.

     If a percentage or rating restriction on investment or utilization of assets set forth above or referred to in Part A is adhered to at the time an investment is made or assets are so utilized, a later change in percentage resulting from changes in the value of the securities or a later change in the rating of the securities held for the Portfolio will not be considered a violation of policy. If the value of the Portfolio's holdings of illiquid securities at any time exceeds the percentage limitation applicable at the time of acquisition due to subsequent fluctuations in value or other reasons, the Board of Trustees will consider what actions, if any, are appropriate to maintain adequate liquidity.

Item 13.  Management of the Portfolio.

     The Trustees and officers of the Portfolio and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate that those Trustees and officers are "interested persons" (as defined in the 1940 Act) of the Portfolio. Unless otherwise indicated below, the address of each Trustee and officer is 21 Milk Street, Boston, Massachusetts 02109. The address of the Portfolio is Elizabethan Square, George Town, Grand Cayman, Cayman Islands, British West Indies.

                                    TRUSTEES

ELLIOTT J. BERV; 55 -- Chairman and Director, Catalyst, Inc. (Management Consultants) (since June 1992); President, Chief Operating Officer and Director, Deven International, Inc. (International Consultants) (June 1991 to June 1992); President and Director, Elliott J. Berv & Associates (Management Consultants) (since May 1984). His address is 24 Atlantic Drive, Scarborough, Maine.

PHILIP W. COOLIDGE*; 47 -- President of the Portfolio; Chief Executive Officer and President, Signature Financial Group, Inc. and CFBDS, Inc.

MARK T. FINN; 55 -- President and Director, Delta Financial, Inc. (since June
1983); Chairman of the Board and Chief Executive Officer, FX 500 Ltd. (Commodity Trading Advisory Firm) (since April 1990); General Partner and Shareholder, Greenwich Ventures LLC (Investment Partnership) (since January
1996); President and Secretary, Phoenix Trading Co. (Commodity Trading Advisory
Firm) (since March 1997); Director, Vantage Consulting Group, Inc. (since October 1988). His address is 3500 Pacific Avenue, P.O. Box 539, Virginia Beach, Virginia.

C. OSCAR MORONG, JR.; 64 -- Chairman of the Board of Trustees of the Portfolio; Managing Director, Morong Capital Management (since February 1993); Senior Vice President and Investment Manager, CREF Investments, Teachers Insurance & Annuity Association (retired, January 1993); Director, Indonesia Fund; Trustee, MAS Funds (since 1993). His address is 1385 Outlook Drive West, Mountainside, New Jersey.

WALTER E. ROBB, III; 72 -- President, Benchmark Consulting Group, Inc. (since
1991); Principal, Robb Associates (Corporate Financial Advisors) (since 1978); President, Benchmark Advisors, Inc. (Corporate Financial Advisors) (since
1989); Trustee of certain registered investment companies in the MFS Family of Funds. His address is 35 Farm Road, Sherborn, Massachusetts.

E. KIRBY WARREN; 64 -- Professor of Management, Graduate School of Business, Columbia University (since 1987); Samuel Bronfman Professor of Democratic Business Enterprise (1978 to 1987). His address is Columbia University, Graduate School of Business, 725 Uris Hall, New York, New York.

                                    OFFICERS

PHILIP W. COOLIDGE*; 47 -- President of the Portfolio; Chief Executive Officer and President, Signature Financial Group, Inc. and CFBDS, Inc.

CHRISTINE A. DRAPEAU*; 28 -- Assistant Secretary and Assistant Treasurer of the Portfolio; Vice President, Signature Financial Group, Inc. (since January
1996); Paralegal and Compliance Officer, various financial companies (July 1992 to January 1996).

TAMIE EBANKS-CUNNINGHAM*; 26 -- Assistant Secretary of the Portfolio; Office Manager, Signature Financial Group (Cayman) Ltd. (since April 1995); Administrator, Cayman Islands Primary School (prior to April 1995). Her address is P.O. Box 2494, Elizabethan Square, George Town, Grand Cayman, Cayman Islands, B.W.I.

JOHN R. ELDER*; 50 -- Treasurer of the Portfolio; Vice President, Signature Financial Group, Inc. (since April, 1995); Assistant Treasurer, CFBDS, Inc. (since April 1995); Treasurer of the Phoenix Family of Mutual Funds, Phoenix Home Life Mutual Insurance Company (1983 to March 1995).

LINDA T. GIBSON*; 33 -- Secretary of the Portfolio; Senior Vice President, Signature Financial Group, Inc.; Secretary, CFBDS, Inc.

JAMES E. HOOLAHAN*; 52 -- Vice President, Assistant Secretary and Assistant Treasurer of the Portfolio; Senior Vice President, Signature Financial Group, Inc.

SUSAN JAKUBOSKI*; 35 -- Vice President, Assistant Treasurer and Assistant Secretary of the Portfolio; Vice President, Signature Financial Group (Cayman) Ltd. (since August 1994); Fund Compliance Administrator, Concord Financial Group (November 1990 to August 1994).

MOLLY S. MUGLER*; 47 -- Assistant Secretary and Assistant Treasurer of the Portfolio; Vice President, Signature Financial Group, Inc.; Assistant Secretary, CFBDS, Inc.

CLAIR TOMALIN*; 30 -- Assistant Secretary of the Portfolio; Office Manager, Signature Financial Group (Europe) Limited. Her address is 117 Charterhouse Street, London ECIM 6AA.

SHARON M. WHITSON*; 50 -- Assistant Secretary and Assistant Treasurer of the Portfolio; Assistant Vice President, Signature Financial Group, Inc.

JULIE J. WYETZNER*; 39 -- Vice President, Assistant Secretary and Assistant Treasurer of the Portfolio; Vice President, Signature Financial Group, Inc.

The Trustees and officers of the Portfolio also hold comparable positions with certain other funds for which Signature Financial Group (Cayman) Ltd. ("SFG" or the "Administrator"), the Portfolio's administrator and a wholly-owned subsidiary of Signature Financial Group, Inc., or an affiliate serves as the distributor or administrator. Mr. Coolidge is also a Trustee of CitiFunds Trust I, an open-end investment company, a series of which is an investor in the Portfolio, and each officer of the Portfolio holds the same position with CitiFunds Trust I.

The Trustees of the Portfolio received the following remuneration from the Portfolio during its fiscal year ended December 31, 1998:

                           TRUSTEE COMPENSATION TABLE

                                                          Total
                                  Aggregate           Compensation
                                Compensation           from Trust
                                from Balanced         and Complex
Trustee                        Portfolio (1)(2)          (1)(2)

Elliott J. Berv                    $1,689                $53,750

Philip W. Coolidge                   $0                    $0

Mark T. Finn                       $1,591                $52,000

C. Oscar Morong, Jr.               $1,724                $71,000

Walter E. Robb, III                $1,618                $50,000

E. Kirby Warren                    $1,442                $49,000


(1) Information relates to the fiscal year ended December 31, 1998.
(2) Messrs. Berv, Coolidge, Finn, Morong, Robb and Warren are trustees of 27, 50, 26, 41, 30 and 41, funds, respectively, in the family of open-end registered investment companies advised or managed by Citibank.

     The Portfolio's Declaration of Trust provides that the Portfolio will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

Item 14.  Control Persons and Principal Holders of Securities.

     As of April 26, 1999, CitiFundsSM Balanced Portfolio owned approximately 89.09% and CitiFunds Balanced Portfolio, Ltd. owned approximately 10.91% of the outstanding interests in the Portfolio. The address of CitiFunds Balanced Portfolio, Ltd. is c/o Maples and Calder, P.O. Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands, British West Indies. The address of CitiFunds Balanced

Portfolio (the "Fund") is 21 Milk Street, Boston, Massachusetts 02109. The Fund is a series of CitiFunds Trust I. CitiFunds Trust I is a Massachusetts business trust and is registered under the 1940 Act as an investment company.

     The Fund controls the Portfolio by virtue of owning more than 25% of the outstanding interests in the Portfolio, as noted above. The Fund has informed the Portfolio that whenever requested to vote on matters pertaining to the Portfolio (other than a vote to continue the Portfolio following the withdrawal of an investor) it will hold a meeting of shareholders and will cast its vote as instructed by its shareholders, or otherwise act in accordance with applicable law. Notwithstanding the foregoing, at any meeting of shareholders of the Fund, a service agent may vote any shares of which it is the holder of record and for which it does not receive voting instructions proportionately in accordance with instructions it received for all other shares of which that service agent is the holder of record.

Item 15.  Investment Advisory and Other Services.

     Citibank manages the assets of the Portfolio pursuant to an investment advisory agreement (the "Advisory Agreement"). Subject to such policies as the Board of Trustees may determine, the Adviser manages the Portfolio's securities and makes investment decisions for the Portfolio. The Adviser furnishes at its own expense all services, facilities and personnel necessary in connection with managing the Portfolio's investments and effecting securities transactions for the Portfolio. The Advisory Agreement continues in effect from year to year as long as such continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, and, in either case, by a majority of the Trustees who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.

     The Advisory Agreement provides that the Adviser may render services to others. The Advisory Agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the Trust when authorized either by a vote of a majority of the outstanding voting securities of the Portfolio or by a vote of a majority of the Board of Trustees, or by the Adviser on not more than 60 days' nor less than 30 days' written notice, and will automatically terminate in the event of its assignment. The Advisory Agreement provides that neither the Adviser nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the Portfolio, except for willful misfeasance, bad faith or gross negligence or reckless disregard of its or their obligations and duties under the Advisory Agreement.

     For its services under the Advisory Agreement, the Adviser receives an investment advisory fee, which is accrued daily and paid monthly, equal to 0.40% of the Portfolio's average daily net assets on an annualized basis for the Portfolio's then-current fiscal year. The Adviser may voluntarily agree to waive a portion of its investment advisory fee.

     For the fiscal years ended December 31, 1996, 1997 and 1998 the fees paid to Citibank under the Advisory Agreement with respect to the Portfolio were $996,840, $998,042 and $1,030,889, respectively.

     Pursuant to an administrative services agreement (the "Administrative Services Agreement"), SFG (in its capacity under the Administrative Services Agreement, the "Administrator") provides the Trust with general office facilities and supervises the overall administration of the Trust, including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the Trust's independent contractors and agents; the preparation and filing of all documents required for compliance by the Trust with applicable laws and regulations; and arranging for the maintenance of books and records of the Trust. The Administrative Services Agreement with SFG continues in effect if such continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Trust and, in either case, by a majority of the Trustees who are not parties to the Administrative Services Agreement or interested persons of any such party. The Administrator provides persons satisfactory to the Board of Trustees to serve as Trustees and officers of the Trust. Such Trustees and officers, as well as certain other employees and Trustees of the Trust, may be directors, officers or employees of the Administrator or its affiliates.

     For these services, SFG receives fees accrued daily and paid monthly of 0.05% of the assets of the Portfolio, on an annualized basis for the Portfolio's then-current fiscal year. However, SFG has voluntarily agreed to waive a portion of the fees payable to it as necessary to maintain the projected rate of total operating expenses.

     For the fiscal years ended December 31, 1996, 1997 and 1998, the Trust paid the Administrator $124,605, $124,755 and $128,861, respectively, under the Administrative Services Agreement with respect to the Portfolio.

     The Administrative Services Agreement provides that SFG may render administrative services to others. The Administrative Services Agreement terminates automatically if it is assigned and may be terminated without penalty by vote of a majority of the outstanding voting securities of the Trust or by either party on not more than 60 days' nor less than 30 days' written notice. The Administrative Services Agreement also provides that neither SFG, as the Administrator, nor its personnel shall be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of reckless disregard of its or their obligations and duties under the Administrative Services Agreement.

     SFG is a wholly-owned subsidiary of Signature Financial Group, Inc. SFG is a company organized under the laws of the Cayman Islands. Its principal place of business is in George Town, Grand Cayman, British West Indies.

     Pursuant to a sub-administrative services agreement, Citibank performs such sub-administrative duties for the Trust as from time to time are agreed upon by Citibank and SFG. Citibank performs such sub-administrative duties in a manner consistent with the Operating Policies and Procedures of the Trust. Citibank's sub-administrative duties may include providing equipment and clerical personnel necessary for maintaining the Trust's organization, participation in the preparation of documents required for compliance by the Trust with applicable laws and regulations, the preparation of certain documents in connection with meetings of Trustees and investors, and other functions which would otherwise be performed by the Administrator. For performing such sub-administrative services, Citibank receives compensation as from time to time is agreed upon by SFG, not in excess of the amount paid to SFG for its services under the Administrative Services Agreement with the Trust. All such compensation is paid by SFG.

     The Glass-Steagall Act prohibits certain financial institutions, such as Citibank, from underwriting securities of openend investment companies, such as the Trust. Citibank believes that its services under the Advisory Agreement and the activities performed by it as sub-administrator are not underwriting and are consistent with the Glass-Steagall Act and other relevant federal and state laws. However, there is no controlling precedent regarding the performance of the combination of investment advisory and sub-administrative activities by banks. State laws on this issue may differ from applicable federal law, and banks and financial institutions may be required to register as dealers pursuant to state securities laws. Changes in either federal or state statutes or regulations, or in their interpretations, could prevent Citibank from continuing to perform these services. If Citibank were to be prevented from acting as the Adviser or sub-administrator, the Trust would seek alternative means for obtaining these services. The Trust does not expect that investors would suffer any adverse financial consequences as a result of any such occurrence.

     The Trust has adopted an administrative services plan (the "Administrative Plan") which provides that the Trust may obtain the services of an administrator, a transfer agent and a custodian, and may enter into agreements providing for the payment of fees for such services. Under the Administrative Plan, the administrative services fee payable to the Administrator from the Portfolio may not exceed 0.05% of the Portfolio's average daily net assets on an annualized basis for its then-current fiscal year.

     The Administrative Plan continues in effect if such continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Trustees who are not "interested persons" of the Portfolio and who have no direct or indirect financial interest in the operation of the Administrative Plan or in any agreement related to such Plan ("Qualified Trustees"). The Administrative Plan requires that the Trust provide to the Board of Trustees and the Board of Trustees review, at least quarterly, a written report of the amounts expended (and the purposes therefor) under the Administrative Plan. The Administrative Plan may not be amended to increase materially the amount of permitted expenses thereunder without the approval of a majority of the outstanding voting securities of the Trust and may not be materially amended in any case without a vote of the majority of both the Trustees and the Qualified Trustees.

     In addition to amounts payable under the Advisory Agreement and the Administrative Services Plan, the Portfolio is responsible for its own expenses, including, among other things, the costs of securities transactions, the compensation of Trustees that are not affiliated with Citibank or SFG, government fees, taxes, accounting and legal fees, expenses of communicating with investors, interest expense, and insurance premiums. For the fiscal year ended December 31, 1998, the Portfolio's total expenses were 0.55% of its average daily net assets for that fiscal year.

     The Trust, on behalf of the Portfolio, has entered into a Custodian Agreement with State Street Bank and Trust Company ("State Street") pursuant to which State Street acts as custodian to the Portfolio. The Trust, on behalf of the Portfolio, has also entered into a Fund Accounting Agreement with State Street Cayman Trust Company, Ltd. ("State Street Cayman") pursuant to which State Street Cayman performs fund accounting services for the Portfolio. State Street Cayman also provides transfer agency services to the Portfolio.

     The principal business address of State Street is 225 Franklin Street, Boston, Massachusetts 02110. The principal business address of State Street Cayman is P.O. Box 2508 GT, Grand Cayman, British West Indies.

     PricewaterhouseCoopers LLP are the chartered accountants for the Trust, providing audit services, and assistance and consultation with respect to the preparation of filings with the SEC. The address of PricewaterhouseCoopers LLP is Suite 3000, Box 82, Royal Trust Towers, Toronto Dominion Center, Toronto, Ontario, Canada M5K 1G8.

     Bingham Dana LLP, 150 Federal Street, Boston, MA 02110, acts as counsel to the Trust.

Item 16.  Brokerage Allocation and Other Practices.

     The Trust trades securities for the Portfolio if it believes that a transaction net of costs (including custodian charges) will help achieve the Portfolio's investment objectives. Changes in the Portfolio's investments are made without regard to the length of time a security has been held, or whether a sale would result in the recognition of a profit or loss. Therefore, the rate of turnover is not a limiting factor when changes are appropriate. Specific decisions to purchase or sell securities for the Portfolio are made by a portfolio manager who is an employee of the Adviser and who is appointed and supervised by its senior officers. The portfolio manager may serve other clients of the Adviser in a similar capacity.

     In connection with the selection of brokers or dealers and the placing of portfolio securities transactions, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which Citibank or its affiliates exercise investment discretion. Citibank is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Citibank determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Citibank and its affiliates have with respect to accounts over which they exercise investment discretion.

     The investment advisory fee that the Portfolio pays to the Adviser will not be reduced as a consequence of the Adviser's receipt of brokerage and research services. While such services are not expected to reduce the expenses of the Adviser, the Adviser would, through the use of the services, avoid the additional expenses which would be incurred if it should attempt to develop comparable information through its own staff or obtain such services independently.

     In certain instances there may be securities that are suitable as an investment for the Portfolio as well as for one or more of the Adviser's other clients. Investment decisions for the Portfolio and for the Adviser's other clients are made with a view to achieving their respective investment objectives. It may develop that a particular security is bought or sold for only one client even though it might be held by, or bought or sold for, other clients. Likewise, a particular security may be bought for one or more clients when one or more clients are selling the same security. Some simultaneous transactions are inevitable when several clients receive investment advice from the same investment adviser, particularly when the same security is suitable for the investment objectives of more than one client. When two or more clients are simultaneously engaged in the purchase or sale of the same security, the securities are allocated among clients in a manner believed to be equitable to each. It is recognized that in some cases this system could adversely affect the price of or the size of the position obtainable for the security for the Portfolio. When purchases or sales of the same security for the Portfolio and for other portfolios managed by the Adviser occur contemporaneously, the purchase or sale orders may be aggregated in order to obtain any price advantages available to large volume purchases or sales.

     For the fiscal years ended December 31, 1996, 1997 and 1998, the Portfolio paid brokerage commissions of $283,659, $371,439 and $666,058, respectively.

Item 17.  Capital Stock and Other Securities.

     Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Trust and to establish series, each of which shall be a subtrust, the beneficial interests in which shall be separate and distinct from the beneficial interests in any other series. The Portfolio is a series of the Trust. Investors in the Portfolio are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investos in the Portfolio are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Interests in the Portfolio have no preference, pre-emptive, conversion or similar rights and are fully paid and non-assessable, except as set forth below. Interests in the Portfolio may not be transferred.

     Each investor is entitled to a vote in proportion to its percentage of the aggregate beneficial interests in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Trust may elect all of the Trustees if they choose to do so and in such event the other investors in the Trust would not be able to elect any Trustee. The Trust is not required to hold, and has no current intention of holding, annual meetings of investors but the Trust will hold special meetings of investors when it is required to do so by law, or in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote.

     The Trust may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by a vote of a majority, as defined in the 1940 Act, of the holders of the Trust's outstanding voting securities voting as a single class, or of the affected series of the Trust, as the case may be, or if authorized by an instrument in writing without a meeting, consented to by holders of not less than a majority of the interests of the affected series. However, if the Trust or the affected series is the surviving entity of the merger, consolidation or sale of assets, no vote of interest holders is required. Any series of the Trust may be dissolved (i) by the affirmative vote of not less than two-thirds of the outstanding beneficial interests in such series at any meeting of holders of beneficial interests or by an instrument in writing signed by a majority of the Trustees and consented to by not less than two-thirds of the outstanding beneficial interests, (ii) by the Trustees by written notice to holders of the beneficial interests in the series or (iii) upon the bankruptcy or expulsion of a holder of a beneficial interest in the series, unless the remaining holders of beneficial interests, by majority vote, agree to continue the series. The Trust may be dissolved by action of the Trustees upon the dissolution of the last remaining series.

     The Portfolio is a series of the Trust, organized as a trust under the laws of the State of New York. Investors in the Portfolio are personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (e.g., fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations. It is not expected that the liabilities of the Portfolio would ever exceed its assets.

     The Declaration of Trust provides that obligations of the Trust are not binding upon the Trustees individually and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

     Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each business day. As of the close of regular trading on the New York Stock Exchange, on days during which the Exchange is open for trading, the value of each investor's beneficial interest in the Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. Thereafter, the investor's percentage of the aggregate beneficial interests in the Portfolio is re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following business day of the Portfolio.

Item 18.  Purchase, Redemption and Pricing of Securities.

     Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act. Investments in the Portfolio may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the Securities Act.

     The net asset value of the Portfolio (i.e., the value of its securities and other assets less its liabilities, including expenses payable or accrued) is determined each day during which the New York Stock Exchange is open for trading ("Business Day"). As of the date of this Registration Statement, the Exchange is open for trading every weekday except for the following holidays (or the days on which they are observed): New Year's Day, Martin Luther King Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. This determination of net asset value of the Portfolio is made once each day as of the close of regular trading on the Exchange (normally 4:00 p.m. Eastern time). As set forth in more detail below, purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase or withdrawal order.

     For the purpose of calculating the Portfolio's net asset value, all assets and liabilities initially expressed in non-U.S. currencies will be converted into U.S. dollars at the prevailing market rates at the time of valuation. Equity securities are valued at the last sale price on the exchange on which they are primarily traded or on the NASDAQ system for unlisted national market issues, or at the last quoted bid price for securities in which there were no sales during the day or for unlisted securities not reported on the NASDAQ system. Securities listed on a foreign exchange are valued at the last quoted sale price available before the time when net assets are valued. Bonds and other fixed income securities (other than short-term obligations) are valued on the basis of valuations furnished by a pricing service, use of which has been approved by the Board of Trustees of the Trust. In making such valuations, the pricing service utilizes both dealer-supplied valuations and electronic data processing techniques that take into account appropriate factors such as institutional-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data, without exclusive reliance upon quoted prices or exchange or over-the-counter prices, since such valuations are believed to reflect more accurately the fair value of such securities. Short-term obligations (maturing in 60 days or less) are valued at amortized cost, which constitutes fair value as determined by the Board of Trustees. Futures contracts are normally valued at the settlement price on the exchange on which they are traded. Securities for which there are no such valuations are valued at fair value as determined in good faith by or at the direction of the Board of Trustees.

     Trading in securities on most foreign exchanges and over-the-counter markets is normally completed before the close of regular trading on the Exchange and may also take place on days on which the Exchange is closed. If events materially affecting the value of foreign securities occur between the time when the exchange on which they are traded closes and the time when the Portfolio's net asset value is calculated, such securities may be valued at fair value in accordance with procedures established by and under the general supervision of the Board of Trustees.

     Interest income on long-term obligations held for the Portfolio is determined on the basis of interest accrued plus amortization of "original issue discount" (generally, the difference between issue price and stated redemption price at maturity) and premiums (generally, the excess of purchase price over stated redemption price at maturity). Interest income on short-term obligations is determined on the basis of interest accrued less amortization of premium.

     Subject to compliance with applicable regulations, the Trust has reserved the right to pay the redemption price of beneficial interests in the Portfolio, either totally or partially, by a distribution in kind of readily marketable securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the beneficial interests being sold. If a holder of beneficial interests received a distribution in kind, such holder could incur brokerage or other charges in converting the securities to cash.

     The Trust may suspend the right of redemption or postpone the date of payment for beneficial interests in the Portfolio more than seven days during any period when (a) trading in the markets the Portfolio normally utilizes is restricted, or an emergency, as defined by the rules and regulations of the SEC, exists making disposal of the Portfolio's investments or determination of its net asset value not reasonably practicable; (b) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or (c) the SEC has by order permitted such suspension.

Item 19.  Taxation of the Portfolio.

     The Trust is organized as a trust under New York law. The Trust has determined that the Portfolio is properly treated as a separate partnership for U.S. federal and New York State income tax purposes. Accordingly, under those tax laws, the Portfolio is not subject to any income tax. The Portfolio's taxable year ends December 31. Although the Portfolio is not subject to U.S. federal income tax, it files appropriate U.S. federal income tax returns. The Portfolio may be subject to foreign withholding taxes with respect to income on certain securities of non-U.S. issuers. These taxes may be reduced or eliminated under the terms of an applicable U.S. income tax treaty. It is not possible to determine the Portfolio's effective rate of foreign tax in advance, since the amount of the Portfolio's assets to be invested within various countries is not known. The Trust does not anticipate that investors qualifying as RICs and investing substantially all of their assets in the Portfolio will be able to pass through to their shareholders any foreign tax credit for federal income tax purposes with respect to the foreign withholding taxes paid by the Portfolio, if any.

     Each investor in the Portfolio must take into account its share of the Portfolio's ordinary income, expense, capital gains and losses, credits and other items in determining its income tax liability. The determination of such share is made in accordance with the governing instruments of the Trust and the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder. Withdrawals by an investor are generally not taxable. However, to the extent the cash proceeds of any withdrawal exceed an investor's adjusted tax basis in its partnership interest in the Portfolio, the investor will generally realize gain for U.S. federal income tax purposes. If, upon a complete withdrawal (i.e., a redemption of its entire interest in the Portfolio), the investor's adjusted tax basis in its partnership interest in the Portfolio exceeds the proceeds of the withdrawal, the investor will generally realize a loss for federal income tax purposes. An investor's adjusted tax basis in its partnership interest in the Portfolio will generally be the aggregate price paid therefor, increased by the amounts of its distributive shares of items of realized net income and gain (including income, if any, exempt from U.S. Federal income tax), and reduced, but not below zero, by the amounts of its distributive shares of items of net loss and the amounts of any distributions received by the investor. This discussion does not address any distributions by the Portfolio in kind (i.e., any distributions of readily marketable securities or other non-cash property), which will be subject to special tax rules and may have consequences different from those described in this paragraph.

     The Trust believes that, in the case of an investor in the Portfolio that seeks to qualify as a regulated investment company ("RIC") under the Code, the investor should be treated for U.S. federal income tax purposes as an owner of an undivided interest in the assets and operations of the Portfolio, and accordingly should be deemed to own a proportionate share of each of the assets of the Portfolio and be entitled to treat as earned by it the portion of the Portfolio's gross income attributable to that share. Each investor should consult its tax advisers regarding whether, in light of its particular tax status and any special tax rules applicable to it, this approach applies to its investment in the Portfolio, or whether the Portfolio should be treated, as to it, as a separate entity as to which the investor has no direct interest in Portfolio assets or operations.

     In order to enable an investor in the Portfolio that is otherwise eligible to qualify as a RIC under the Code to so qualify, the Trust intends that the Portfolio will satisfy the requirements of Subchapter M of the Code relating to the nature of the Portfolio's gross income and the composition (diversification) of the Portfolio's assets as if those requirements were directly applicable to the Portfolio and will allocate and permit withdrawals of its net investment income and any net realized capital gains in a manner that will enable an investor that is a RIC to comply with the distribution requirements imposed by Subchapter M of the Code.

     Foreign exchange gains and losses realized by the Portfolio will generally be treated as ordinary income and losses for federal income tax purposes. Certain uses of foreign currency and foreign currency forward contracts and investment in certain "passive foreign investment companies" may be limited in order to enable an investor that is a RIC to avoid imposition of a tax. The Portfolio may elect to mark to market any investments in "passive foreign investment companies" on the last day of each year. This election may cause the Portfolio to recognize income prior to the receipt of cash payments with respect to those investments; in order to enable an investor that is a RIC to distribute this income and avoid a tax on the investor, the Portfolio may be required to liquidate portfolio securities that it might otherwise have continued to hold.

     The Portfolio's short sales "against the box" and transactions in options and forward currency and futures contracts will be subject to special tax rules that may affect the amount, timing, and character of Portfolio income. For example, certain positions held for the Portfolio on the last business day of each taxable year will be marked to market (i.e., treated as if sold) on that day, and any gain or loss associated with the positions will be treated as 60% long-term and 40% short-term capital gain or loss. Certain positions held for the Portfolio that substantially diminish its risk of loss with respect to other positions in its portfolio may constitute "straddles," and may be subject to special tax rules that would cause deferral of Portfolio losses and adjustments in the holding periods of Portfolio securities. Certain tax elections exist for straddles that may alter the effects of these rules. The Portfolio intends to limit its activities in options, forward currency and futures contracts to the extent necessary to enable any investor which is a RIC to meet the requirements of Subchapter M of the Code.

     There are certain tax issues which will be relevant to only certain investors, specifically, investors which are segregated asset accounts and investors who contribute assets other than cash to the Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Portfolio.

     The Trust intends to conduct its activities and those of the Portfolio so that they will not be deemed to be engaged in the conduct of a U.S. trade or business for U.S. federal income tax purposes. Therefore, it is not anticipated that an investor in the Portfolio, other than an investor which would be deemed a "U.S. person" for U.S. federal income tax purposes, will be subject to U.S. federal income taxation (other than a 30% withholding tax on dividends and certain interest income) solely by reason of its investment in the Portfolio. There can be no assurance that the U.S. Internal Revenue Service may not challenge the above conclusions or take other positions that, if successful, might result in the payment of U.S. federal income taxes by investors in the Portfolio.

     The above discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, and financial institutions, or the state, local, or non-U.S. tax laws that may be applicable to certain investors. Investors should consult their own tax advisers with respect to the special tax rules that may apply in their particular situations, as well as the state, local, or non-U.S. tax consequences to them of investing in the Portfolio.

Item 20.  Underwriters.

     The exclusive placement agent for the Portfolio is CFBDS, Inc., which receives no compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

Item 21.  Calculation of Performance Data.

     Not applicable.

Item 22.  Financial Statements.

     The financial statements contained in the Annual Report of the Portfolio, as filed with the Securities and Exchange Commission on March 9, 1999 (Accession Number 0000930413-99-000320), for the fiscal year ended December 31, 1998 are incorporated by reference into this Part B.

     A copy of the Annual Report of the Portfolio accompanies this Part B.

                                    PART C



Item 23. Exhibits.

              a(1)    The Declaration of Trust of the Trust

* and filed   a(2)    Amendments to the Declaration of Trust of the Trust
herewith

              b       By-laws of the Trust

              d Investment Advisory Agreement between the Registrant and Citibank, N.A., as investment adviser

              e Placement Agency Agreement between the Registrant and CFBDS, Inc. (formerly known as The Landmark Funds Broker-Dealer Services, Inc.), as exclusive placement agent

**            g       Custodian Contract between the Registrant and State
                      Street Bank and Trust Company, as custodian

              h(1) Administrative Services Agreement between the Registrant and Signature Financial Group (Cayman) Ltd. ("SFG"), as administrator

              h(2) Amended and Restated Administrative Services Plan of the Registrant

**            h(3)    Accounting Services Agreement between the Registrant and
                      State Street Cayman Trust Company, Ltd.

              n       Financial Data Schedule

-------------------

          * Incorporated herein by reference to Amendment No. 2 to the Registration Statement on Form N-1A of the Registrant relating to Balanced Portfolio File No. 811-8502, filed April 29, 1996.
          **Incorporated herein by reference to Amendment No. 4 to the Registration Statement on Form N-1A of the Registrant relating to Balanced Portfolio File No. 811-8502, filed March 2, 1998.

Item 24. Persons Controlled by or under Common Control with Registrant.

       Not applicable.


Item 25. Indemnification.

       Reference is hereby made to Article V of the Declaration of Trust (Exhibits a(1) and a(2) to this Registration Statement).

       The Trustees and officers of the Trust and the personnel of the Registrant's administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g1 under the Investment Company Act of 1940, as amended.


Item 26. Business and Other Connections of Investment Adviser.

       Citibank, N.A. ("Citibank") is a commercial bank offering a wide range of banking and investment services to customers across the United States and around the world. Citibank is a wholly-owned subsidiary of Citicorp, which is, in turn, a wholly owned subsidiary of Citigroup Inc. Citibank also serves as investment adviser to the following registered investment companies (or series thereof): Asset Allocation Portfolios (Large Cap Value Portfolio, Small Cap Value Portfolio, International Portfolio, Foreign Bond Portfolio, Intermediate Income Portfolio and Short-Term Portfolio), The Premium Portfolios (U.S. Fixed Income Portfolio, High Yield Portfolio, Growth & Income Portfolio, Government Income Portfolio, Large Cap Growth Portfolio, International Equity Portfolio and Small Cap Growth Portfolio), Tax Free Reserves Portfolio, U.S. Treasury Reserves Portfolio, Cash Reserves Portfolio, CitiFundsSM Multi-State Tax Free Trust (CitiFundsSM New York Tax Free Reserves, CitiFundsSM Connecticut Tax Free Reserves and CitiFundsSM California Tax Free Reserves), CitiFundsSM Tax Free Income Trust (CitiFundsSM National Tax Free Income Portfolio, CitiFundsSM New York Tax Free Income Portfolio and CitiFundsSM California Tax Free Income Portfolio), CitiFundsSM Institutional Trust (CitiFundsSM Institutional Cash Reserves) and Variable Annuity Portfolios (CitiSelect VIP Folio 200, CitiSelect VIP Folio 300, CitiSelect VIP Folio 400, CitiSelect VIP Folio 500 and CitiFundsSM Small Cap Growth VIP Portfolio). Citibank and its affiliates manage assets in excess of $327 billion worldwide. The principal place of business of Citibank is located at 399 Park Avenue, New York, New York 10043.

       John S. Reed is the Chairman of the Board and a Director of Citibank. Victor J. Menezes is the President and a Director of Citibank. William R. Rhodes and H. Onno Ruding are Vice Chairmen and Directors of Citibank. The other Directors of Citibank are Paul S. Collins, Vice Chairman of Citigroup, Inc. and Robert I. Lipp, Chairman and Chief Executive Officer of Travelers Insurance Group and of Travelers Property Casualty Corp.

       Each of the individuals named above is also a Director of Citicorp. In addition, the following persons have the affiliations indicated:


Paul J. Collins         Director, Kimberly-Clark Corporation

Robert I. Lipp          Chairman, Chief Executive Officer and President,
                        Travelers Property Casualty Corp.

John S. Reed            Director, Monsanto Company
                        Director, Philip Morris Companies
                         Incorporated
                        Stockholder, Tampa Tank & Welding, Inc.

William R. Rhodes       Director, Private Export Funding
                         Corporation

H. Onno Ruding          Supervisory Director, Amsterdamsch
                         Trustees Cantoor B.V.
                        Director, Pechiney S.A.
                        Advisory Director, Unilever NV and Unilever PLC
                        Director, Corning Incorporated


Item 27. Principal Underwriters.

       (a) CFBDS, the Registrant's Distributor, is also the distributor for CitiFundsSM International Growth & Income Portfolio, CitiFundsSM International Growth Portfolio, CitiFundsSM U.S. Treasury Reserves, CitiFundsSM Cash Reserves, CitiFundsSM Premium U.S. Treasury Reserves, CitiFundsSM Premium Liquid Reserves, CitiFundsSM Institutional U.S. Treasury Reserves, CitiFundsSM Institutional Liquid Reserves, CitiFundsSM Institutional Cash Reserves, CitiFundsSM Tax Free Reserves, CitiFundsSM Institutional Tax Free Reserves, CitiFundsSM California Tax Free Reserves, CitiFundsSM Connecticut Tax Free Reserves, CitiFundsSM New York Tax Free Reserves, CitiFundsSM Intermediate Income Portfolio, CitiFundsSM Short-Term U.S. Government Income Portfolio, CitiFundsSM New York Tax Free Income Portfolio, CitiFundsSM National Tax Free Income Portfolio, CitiFundsSM California Tax Free Income Portfolio, CitiFundsSM Small Cap Value Portfolio, CitiFundsSM Growth & Income Portfolio, CitiFundsSM Large Cap Growth Portfolio, CitiFundsSM Small Cap Growth Portfolio, CitiFundsSM Balanced Portfolio, CitiSelect Folio 200, CitiSelect Folio 300, CitiSelect Folio 400, CitiSelect Folio 500, CitiSelect VIP Folio 200, CitiSelect VIP Folio 300, CitiSelect VIP Folio 400, CitiSelect VIP Folio 500 and CitiFundsSM Small Cap Growth VIP Portfolio. CFBDS is also the placement agent for Large Cap Value Portfolio, Small Cap Value Portfolio, International Portfolio, Foreign Bond

Portfolio, Intermediate Income Portfolio, Short-Term Portfolio, International Equity Portfolio, Balanced Portfolio, Government Income Portfolio, Tax Free Reserves Portfolio, Cash Reserves Portfolio and U.S. Treasury Reserves Portfolio. CFBDS also serves as the distributor for the following funds: The Travelers Fund U for Variable Annuities, The Travelers Fund VA for Variable Annuities, The Travelers Fund BD for Variable Annuities, The Travelers Fund BD II for Variable Annuities, The Travelers Fund BD III for Variable Annuities, The Travelers Fund BD IV for Variable Annuities, The Travelers Fund ABD for Variable Annuities, The Travelers Fund ABD II for Variable Annuities, The Travelers Separate Account PF for Variable Annuities, The Travelers Separate Account PF II for Variable Annuities, The Travelers Separate Account QP for Variable Annuities, The Travelers Separate Account TM for Variable Annuities, The Travelers Separate Account TM II for Variable Annuities, The Travelers Separate Account Five for Variable Annuities, The Travelers Separate Account Six for Variable Annuities, The Travelers Separate Account Seven for Variable Annuities, The Travelers Separate Account Eight for Variable Annuities, The Travelers Fund UL for Life Insurance, The Travelers Fund UL II for Life Insurance, The Travelers Fund UL III for Life Insurance, The Travelers Variable Life Insurance Separate Account One, The Travelers Variable Life Insurance Separate Account Two, The Travelers Variable Life Insurance Separate Account Three, The Travelers Variable Life Insurance Separate Account Four, The Travelers Separate Account MGA, The Travelers Separate Account MGA II, The Travelers Growth and Income Stock Account for Variable Annuities, The Travelers Quality Bond Account for Variable Annuities, The Travelers Money Market Account for Variable Annuities, The Travelers Timed Growth and Income Stock Account for Variable Annuities, The Travelers Timed Short-Term Bond Account for Variable Annuities, The Travelers Timed Aggressive Stock Account for Variable Annuities, The Travelers Timed Bond Account for Variable Annuities, Emerging Growth Fund, Government Fund, Growth and Income Fund, International Equity Fund, Municipal Fund, Balanced Investments, Emerging Markets Equity Investments, Government Money Investments, High Yield Investments, Intermediate Fixed Income Investments, International Equity Investments, International Fixed Income Investments, Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Long- Term Bond Investments, Mortgage Backed Investments, Municipal Bond Investments, Small Capitalization Growth Investments, Small Capitalization Value Equity Investments, Appreciation Portfolio, Diversified Strategic Income Portfolio, Emerging Growth Portfolio, Equity Income Portfolio, Equity Index Portfolio, Growth & Income Portfolio, Intermediate High Grade Portfolio, International Equity Portfolio, Money Market Portfolio, Total Return Portfolio, Smith Barney Adjustable Rate Government Income Fund, Smith Barney Aggressive Growth Fund Inc., Smith Barney Appreciation Fund, Smith Barney Arizona Municipals Fund Inc., Smith Barney California Municipals Fund Inc., Balanced Portfolio, Conservative Portfolio, Growth Portfolio, High Growth Portfolio, Income Portfolio, Global Portfolio, Select Balanced Portfolio, Select Conservative Portfolio, Select Growth Portfolio, Select High Growth Portfolio, Select Income Portfolio, Concert

Social Awareness Fund, Smith Barney Large Cap Blend Fund, Smith Barney Fundamental Value Fund Inc., Large Cap Value Fund, Short-Term High Grade Bond Fund, U.S. Government Securities Fund, Smith Barney Balanced Fund, Smith Barney Convertible Fund, Smith Barney Diversified Strategic Income Fund, Smith Barney Exchange Reserve Fund, Smith Barney High Income Fund, Smith Barney Municipal High Income Fund, Smith Barney Premium Total Return Fund, Smith Barney Total Return Bond Fund, Cash Portfolio, Government Portfolio, Municipal Portfolio, Concert Peachtree Growth Fund, Smith Barney Contrarian Fund, Smith Barney Government Securities Fund, Smith Barney Hansberger Global Small Cap Value Fund, Smith Barney Hansberger Global Value Fund, Smith Barney Investment Grade Bond Fund, Smith Barney Special Equities Fund, Smith Barney Intermediate Maturity California Municipals Fund, Smith Barney Intermediate Maturity New York Municipals Fund, Smith Barney Large Capitalization Growth Fund, Smith Barney S&P 500 Index Fund, Smith Barney Mid Cap Blend Fund, Smith Barney Managed Governments Fund Inc., Smith Barney Managed Municipals Fund Inc., Smith Barney Massachusetts Municipals Fund, Cash Portfolio, Government Portfolio, Retirement Portfolio, California Money Market Portfolio, Florida Portfolio, Georgia Portfolio, Limited Term Portfolio, New York Money Market Portfolio, New York Portfolio, Pennsylvania Portfolio, Smith Barney Municipal Money Market Fund, Inc., Smith Barney Natural Resources Fund Inc., Smith Barney New Jersey Municipals Fund Inc., Smith Barney Oregon Municipals Fund, Zeros Plus Emerging Growth Series 2000, Smith Barney Security and Growth Fund, Smith Barney Small Cap Blend Fund, Inc., Smith Barney Telecommunications Income Fund, Income and Growth Portfolio, Reserve Account Portfolio, U.S. Government/High Quality Securities Portfolio, Emerging Markets Portfolio, European Portfolio, Global Government Bond Portfolio, International Balanced Portfolio, International Equity Portfolio, Pacific Portfolio, AIM Capital Appreciation Portfolio, Alliance Growth Portfolio, GT Global Strategic Income Portfolio, MFS Total Return Portfolio, Putnam Diversified Income Portfolio, Smith Barney High Income Portfolio, Smith Barney Large Cap Value Portfolio, Smith Barney International Equity Portfolio, Smith Barney Large Capitalization Growth Portfolio, Smith Barney Money Market Portfolio, Smith Barney Pacific Basin Portfolio, TBC Managed Income Portfolio, Van Kampen American Capital Enterprise Portfolio, Centurion Tax-Managed U.S. Equity Fund, Centurion Tax-Managed International Equity Fund, Centurion U.S. Protection Fund, Centurion International Protection Fund, Global High-Yield Bond Fund, International Equity Fund, Emerging Opportunities Fund, Core Equity Fund, Long-Term Bond Fund, Global Dimensions Fund L.P., Citicorp Private Equity L.P., AIM V.I. Capital Appreciation Fund, AIM V.I. Government Series Fund, AIM V.I. Growth Fund, AIM V.I. International Equity Fund, AIM V.I. Value Fund, Fidelity VIP Growth Portfolio, Fidelity VIP High Income Portfolio, Fidelity VIP Equity Income Portfolio, Fidelity VIP Overseas Portfolio, Fidelity VIP II Contrafund Portfolio, Fidelity VIP II Index 500 Portfolio, MFS World Government Series, MFS Money Market Series, MFS Bond Series, MFS Total Return Series, MFS Research Series, MFS Emerging Growth Series, Salomon Brothers Institutional Money Market Fund, Salomon Brothers Cash Management Fund, Salomon Brothers New York Municipal Money Market Fund, Salomon

Brothers National Intermediate Municipal Fund, Salomon Brothers U.S. Government Income Fund, Salomon Brothers High Yield Bond Fund, Salomon Brothers Strategic Bond Fund, Salomon Brothers Total Return Fund, Salomon Brothers Asia Growth Fund, Salomon Brothers Capital Fund Inc, Salomon Brothers Investors Fund Inc, Salomon Brothers Opportunity Fund Inc, Salomon Brothers Institutional High Yield Bond Fund, Salomon Brothers Institutional Emerging Markets Debt Fund, Salomon Brothers Variable Investors Fund, Salomon Brothers Variable Capital Fund, Salomon Brothers Variable Total Return Fund, Salomon Brothers Variable High Yield Bond Fund, Salomon Brothers Variable Strategic Bond Fund, Salomon Brothers Variable U.S. Government Income Fund, and Salomon Brothers Variable Asia Growth Fund.

       (b) The information required by this Item 27 with respect to each director and officer of CFBDS is incorporated by reference to Schedule A of Form BD filed by CFBDS pursuant to the Securities and Exchange Act of 1934 (File No. 8-32417).

       (c) Not applicable.


Item 28. Location of Accounts and Records.

       The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:


Name                                    Address

Signature Financial Group               Elizabethan Square, George Town,
 (Cayman) Ltd.                          Grand Cayman, Cayman Islands, BWI
(administrator)

State Street Bank and Trust Company     225 Franklin Street
(custodian)                             Boston, MA 02110

State Street Cayman Trust               P.O. Box 2508 GT
 Company, Ltd.                          Grand Cayman
(accounting services agent)             British West Indies

Citibank, N.A.                          153 East 53rd Street
(investment adviser)                    New York, NY 10043

CFBDS, Inc.                             c/o Signature Financial Group
(placement agent)                        (Cayman) Ltd.
                                        Elizabethan Square
                                        George Town, Grand Cayman
                                        Cayman Islands BWI

Item 29. Management Services.

       Not applicable.


Item 30. Undertakings.

       Not applicable.

                                   SIGNATURE


       Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands, on the 29th day of April, 1999.


                                          THE PREMIUM PORTFOLIOS
                                          on behalf of Balanced Portfolio


                                          By:  /s/ Tamie Ebanks
                                               --------------------------
                                               Tamie Ebanks-Cunningham
                                               Assistant Secretary of
                                               The Premium Portfolios

                                 EXHIBIT INDEX


       Exhibit No.:      Description:


       a(1)              The Declaration of Trust of the Trust
       a(2)              Amendments to the Declaration of Trust of
                         the Trust
       b                 By-laws of the Trust
       d                 Investment Advisory Agreement between
                         the Registrant and Citibank, N.A., as
                         investment adviser
       e                 Placement Agency Agreement between the
                         Registrant and CFBDS, Inc. (formerly
                         known as The Landmark Funds Broker-
                         Dealer Services, Inc.), as exclusive
                         placement agent
       h(1)              Administrative Services Agreement
                         between the Registrant and Signature
                         Financial Group (Cayman) Ltd. ("SFG"), as
                         administrator
       h(2)              Amended and Restated Administrative
                         Services Plan of the Registrant
       n                 Financial Data Schedule